UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Community Bank System, Inc.:

Community Bank System, Inc., a Delaware corporation (the "Company"), will hold an annual meeting of shareholders at Ventosa Vineyards, 3440 Route 96A, Geneva, New York 14456 on Wednesday, May 17, 2017 at 1:00 p.m. local time for the following purposes:
1.	To elect four directors to the Board of Directors for stated terms;
2.	To hold an advisory vote on executive compensation;
3.	To hold an advisory vote to determine the frequency of voting by shareholders on executive compensation;
4.	To approve the Community Bank System, Inc. 2014 Long-Term Incentive Plan, as amended;
5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2017; and
6.	To transact any other business which may properly come before the Meeting or any adjournment thereof.
The shareholders of record at the close of business on March 20, 2017, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
By Order of the Board of Directors

Danielle M. Cima
Secretary

March 31, 2017
IMPORTANT NOTICE

Please vote your shares by one of the following methods as soon as possible, whether or not you plan to attend the Annual Meeting: (1) a toll-free telephone call, (2) the Internet, or (3) the enclosed proxy in the postage paid envelope provided. If you hold shares through a broker or other custodian, please complete the voting instructions of that broker or custodian.  Brokers may not vote your shares on the election of directors or the advisory vote on compensation in the absence of your specific instructions as to how to vote.  Please vote your shares so your vote can be counted.

5790 Widewaters Parkway
 DeWitt, New York 13214-1883
PROXY STATEMENT
 FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 17, 2017
This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the "Board") of Community Bank System, Inc. (the "Company"), the holding company for Community Bank, N.A. (the "Bank"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 1:00 p.m. local time on Wednesday, May 17, 2017, at Ventosa Vineyards, 3440 Route 96A, Geneva, New York 14456.  This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately March 31, 2017.
The proxy materials relating to the 2017 Annual Meeting and the 2016 Annual Report are available on the Internet.  Please go to http://ir.communitybanksystem.com/docs.aspx?iid=100185 to view and obtain the materials online.
VOTING RIGHTS AND PROXIES
The Board has fixed the close of business on March 20, 2017 as the record date for determining which Shareholders are entitled to notice of, and to vote at, the Meeting.  At the close of business on the record date, 45,918,115 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company's only class of voting stock.  Each share of outstanding common stock is entitled to one vote with respect to each proposal to come before the Meeting.  The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.
If the enclosed form of proxy (the "Proxy") is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.  An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting.  Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting.
Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise.  A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company's address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

For beneficial owners who vote their proxies by instructing their brokers or nominees, if a Shareholder instructed his or her broker or nominee to vote such shares, the beneficial owner can change his or her vote only by following the broker's or nominee's instructions for doing so.  A beneficial owner can only change his or her vote at the Meeting if he or she has obtained a "legal proxy" from the broker or other nominee holding the shares that confirms the beneficial ownership of the shares and gives the beneficial owner the right to vote his or her shares at the Meeting.
The Company will pay its costs relating to the solicitation of Proxies.  The Company has retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003 to assist in soliciting Proxies for a base fee of $6,000 plus reasonable and approved out-of-pocket expenses.  Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means.  The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of the Company's stock.
The Annual Report of the Company for the fiscal year ended December 31, 2016, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission ("SEC"), is being sent to Shareholders with this Proxy Statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Set forth below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the Company's outstanding stock as of March 20, 2017.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class (3)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,997,235 (1)	10.88%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,147,089(2)	9.03%

(1)
The information is based on a Schedule 13G filed with the SEC on January 12, 2017 reporting the beneficial ownership as of December 31, 2016.  BlackRock, Inc. reported that it has sole voting power with respect to 4,906,243 shares and sole dispositive power with respect to all shares listed.

(2)
The information is based on a Schedule 13G filed with the SEC on February 10, 2017 reporting the beneficial ownership as of December 31, 2016.  The Vanguard Group, Inc. reported that it has sole voting power with respect to 51,779 shares and sole dispositive power with respect to 4,089,270 shares.

(3)	The ownership percentages set forth in this column are based on the assumption that each of the beneficial shareholders continued to own the number of shares reflected in the table above on March 20, 2017. The number of shares outstanding includes 1,322,264 shares issued by the Company in connection with its acquisition of Northeast Retirement Services, Inc. on February 3, 2017.

PROPOSAL ONE:  ELECTION OF DIRECTORS AND INFORMATION WITH
 RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS
The first proposal to be acted upon at the Meeting is the election of four directors, all of whom shall hold office for three years.  Directors Brian R. Ace, Michael R. Kallet, John Parente, and John F. Whipple, Jr., whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election.  The nominees who receive the greatest number of votes "for," represented in person or by proxy at the Meeting, will be elected directors, subject to the Company's majority voting standard set forth below.  Abstentions and broker non-votes will not have an impact on the election of directors.
Notwithstanding the application of plurality voting in the election of directors, under the Company's majority voting standard policy adopted by the Board, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee's election is expected to tender to the Board his or her resignation promptly following the certification of election results.  The Governance Committee of the Board will make a recommendation to the Board whether to accept or reject such resignation.  The Board will act on the resignation, taking into consideration the Governance Committee's recommendation, and will publicly disclose the decision and its rationale within 90 days of the certification of the election results.  If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation.  If the Board accepts the nominee's resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company's Bylaws.
All Proxies in proper form which are received prior to the election of directors at the Meeting will be voted "FOR" the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy.  In the event any nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor nominee, if any, as the Board may recommend.  All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.  The 12 members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company's Bylaws.  As of December 31, 2016, James W. Gibson, Jr. retired from the Board in accordance with the Company's mandatory retirement policy.
For each nominee standing for election at the Meeting and for each director of the Company whose term of office continues after the Meeting, the Governance Committee considered the business experience set forth in the table below, as well as the additional qualifications set forth in the section entitled "Qualifications of Directors," to determine that such director is qualified to serve on the Board.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

	Director		Shares of Company Common Stock Beneficially Owned (b) as of March 20, 2017 (c)
	of the	Business
Name and Age	Company Since	Experience During Past Five Years (a)	Number (d)		Percent

Directors and Nominees (for term to expire at Annual Meeting in 2020)

Brian R. Ace Age 62	2003	Prior to retirement in 2015, owner and operator of Laceyville Hardware, a full service home product retail store in Laceyville, Pennsylvania.	101,753	(e)	*

Michael R. Kallet Age 66	2015	Former Chief Executive Officer of Oneida Financial Corp. ("Oneida Financial") and Oneida Savings Bank until retirement in 2015	104,759	(e)(f)	*

John Parente Age 50	2010	Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations, headquartered in Wilkes-Barre, Pennsylvania.	134,772.29%

John F. Whipple, Jr. Age 61	2010	Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.	23,758	(e)	*

Directors (for term to expire at Annual Meeting in 2018)

Neil E. Fesette Age 51	2010	President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.	16,786	(e)	*

	Director		Shares of Company Common Stock Beneficially Owned (b) as of March 20, 2017 (c)
	of the	Business
Name and Age	Company Since	Experience During Past Five Years (a)	Number (d)		Percent

Sally A. Steele Age 61	2003	Attorney, general practice with concentration in real estate, oil and gas rights, and business law, Tunkhannock, Pennsylvania; Chair of the Board of the Company.	74,128	(e)	*

Eric E. Stickels Age 55	2015	Former President and Chief Operating Officer of Oneida Financial, and President and Chief Operating Officer of Oneida Savings Bank until retirement in 2015.	65,429	(f)	*

Mark E. Tryniski Age 56	2006	President and Chief Executive Officer of the Company. Prior service with the Company as Executive Vice President and Chief Operating Officer (March 2004 - July 2006) and Executive Vice President and Chief Financial Officer (July 2003 - February 2004). Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	225,008.49%

Directors (for term to expire at Annual Meeting in 2019):

Mark J. Bolus Age 51	2010	President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a regional transportation company, headquartered in Scranton, Pennsylvania.	118,089	(e)	.26%

Nicholas A. DiCerbo Age 70	1984	Attorney, law firm of DiCerbo Morgan, PLLC, Olean, New York; prior to 2016, senior partner of the law firm of DiCerbo & Palumbo, Olean, New York.	197,499	(e)	.43%

James A. Gabriel Age 69	1984	Attorney, law firm of Franklin & Gabriel, Ovid, New York.	119,669.26%

	Director		Shares of Company Common Stock Beneficially Owned (b) as of March 20, 2017 (c)
	of the	Business
Name and Age	Company Since	Experience During Past Five Years (a)	Number (d)		Percent

Edward S. Mucenski Age 69	2010	Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., P.C., Certified Public Accountants, a regional firm located in Potsdam, New York that provides accounting, tax and financial services.	25,024	(e)	*

		Shares of Company Common Stock Beneficially Owned (b) as of March 20, 2017 (c)
	Business
Name and Age	Experience During Past Five Years (a)	Number (d)	Percent

The following information summarizes the security ownership of named executive officers of the Bank who are not directors:

Scott A. Kingsley Age 52	Executive Vice President and Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	80,660	*

Brian D. Donahue Age 61	Executive Vice President and Chief Banking Officer.	106,803	*

George J. Getman Age 60	Executive Vice President and General Counsel. Prior to January 2008, partner at Bond, Schoeneck & King, PLLC.	66,125	*

Joseph F. Serbun Age 56	Senior Vice President and Chief Credit Officer. Prior service with the Company as Vice President and Commercial Team Leader (January 2008 – June 2010). Prior to January 2008, Vice President at JPMorgan Chase Bank, N.A. in Syracuse, New York.	24,410	*
Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (16 persons)		1,484,670	3.20%
*	Represents less than .25% of the Company's outstanding shares.

(a)	Other than (1) Mr. Tryniski who has served as a director of CONMED Corporation since 2007, (2) Mr. Kallet who served as a director of Oneida Financial from 1997 until December 2015, and (3) Mr. Stickels who served as a director of Oneida Financial from December 2013 until December 2015, no nominee or continuing Director of the Company holds, or has held in the past five years, a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or with any company which is a registered investment company under the Investment Company Act of 1940.
(b)	Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of March 20, 2017. Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or Director.
(c)	The listed amounts include shares as to which certain Directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 5,952 shares jointly with his wife, his wife holds 134 shares, and 18,790 shares are held in Mr. Ace's simplified employee pension plan; Mr. Bolus holds 47,341 shares jointly with his wife, 6,265 shares as Trustee of the Mark Bolus Trust, 4,793 shares as Trustee of the Austin Bolus Trust, 4,793 shares as Trustee of the Noah Bolus Trust, 4,793 shares as Trustee of the Paige Bolus Trust, 4,793 shares as Trustee of the Taylor Bolus Trust, and 761 shares are held by his children; Mr. DiCerbo holds 155,259 shares jointly with his wife; Mr. Donahue is the beneficial owner of 7,884 shares held by the Company's 401(k) Plan; Mr. Getman's wife holds 895 shares and he is the beneficial owner of 4,664 shares held by the Company's 401(k) Plan; Mr. Kallet is the beneficial owner of 66,803 shares held by the Company's 401(k) Plan, his wife owns 8,759 shares, and he is the trustee and one of the beneficiaries of a trust that owns 5,606 shares; Mr. Kingsley is the beneficial owner of 5,088 shares held by the Company's 401(k) Plan; Mr. Mucenski's wife holds 1,526 shares and he holds 1,217 shares in his profit sharing account and 7,483 shares in his 401(k) account; Mr. Parente's children hold 30,000 shares in trusts and he is the trustee and one of the beneficiaries of a trust that owns 17,336 shares; Mr. Serbun is the beneficial owner of 129 shares held by the Company's 401(k) Plan; Ms. Steele holds 40,527 shares jointly with her husband, 2,320 shares are held in Ms. Steele's 401(k) account, and 1,202 shares are held in Ms. Steele's simplified employee pension plan; Mr. Stickels' wife owns 1,730 shares and is the beneficial owner of 8,073 shares held by the Company's 401(k) Plan and he is the beneficial owner of 39,282 shares held by the Company's 401(k) Plan; and Mr. Tryniski is the beneficial owner of 16,327 shares held by the Company's 401(k) Plan.
(d)	Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 20, 2017, through exercise of stock options issued by the Company: Mr. Ace, 51,429 shares; Mr. Bolus, 20,770 shares; Mr. DiCerbo, 7,877 shares; Mr. Donahue, 60,610 shares; Mr. Fesette, 16,678 shares; Mr. Gabriel, 42,089 shares; Mr. Getman, 32,841 shares; Mr. Kingsley, 38,103 shares; Mr. Mucenski, 13,678 shares; Mr. Parente, 23,489 shares; Mr. Serbun, 13,041 shares; Ms. Steele, 23,632 shares; Mr. Tryniski, 82,212 shares; and Mr. Whipple, 23,489 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.
(e)	In addition to the number of shares of common stock reported as beneficially owned, the following Directors have elected to defer cash director fees under the director deferred compensation plan resulting in such Directors holding at risk share equivalent units ("units"), which are subject to fluctuations in the market price of the Company's stock, in the following amounts as of March 20, 2017: Mr. Ace, 22,136 units; Mr. Bolus, 2,152 units; Mr. DiCerbo, 54,411 units; Mr. Fesette, 10,936 units; Mr. Kallet, 2,120 units; Mr. Mucenski, 10,498 units; Ms. Steele, 24,104 units; and Mr. Whipple, 10,827 units.
(f)
Subject to the exercise of the fiduciary duties of the Board, Messrs. Kallet and Stickels were nominated to the Board pursuant to the Agreement and Plan of Merger, dated February 24, 2015, by and between the Company and Oneida Financial.

CORPORATE GOVERNANCE
The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company's Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company's Whistleblower Policy, and the Committee Charters for the Audit and Compliance Committee, Compensation Committee, and the Governance Committee.  These corporate governance documents are available on our website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 or a copy will be provided free of charge to any shareholder or interested party who requests a copy from the Company.
Majority Voting Standard Policy
The Board has adopted a majority voting standard policy to provide Shareholders with a greater voice in the direction of the Company.  Under the policy, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee's election is expected to tender to the Board his or her resignation promptly following the certification of election results.  The Governance Committee will make a recommendation to the Board that it either accept or reject such resignation based on relevant considerations.  The Board will act on the resignation, taking into consideration the Governance Committee's recommendation, and will publicly disclose its decision and the rationale behind its decision within 90 days of the certification of the election results.  If the Board does not accept the resignation, the director may continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation.  If the Board accepts the nominee's resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company' s Bylaws.
Director Independence
The New York Stock Exchange ("NYSE") listing standards and the Company's Corporate Guidelines require the Board to be comprised of at least a majority of independent directors.  The Board has determined that 10 of the 12 Directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company's Corporate Governance Guidelines.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.  To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements.  Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless, within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company's independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company's consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv).  In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during such year and continue to be deemed independent by the Board:  Brian R. Ace, Mark J. Bolus, Neil E. Fesette, James A. Gabriel, James W. Gibson, Jr. (retired), Michael R. Kallet, Edward S. Mucenski, John Parente, Sally A. Steele, Eric E. Stickels, and John F. Whipple, Jr.
In reviewing the independence of James A. Gabriel and Eric E. Stickels, the Board considered the transactions described in the section entitled "Transactions with Related Persons."  The Board determined that the disclosed transactions were at market terms and pricing, consistent with the best interests of the Company and, based on the nature of the transactions, would not interfere with the exercise of such director's independent judgment.
Board Leadership Structure
The Company's long-standing practice is to have a separation of the position of Chair of the Board and Chief Executive Officer.  In addition, the Company maintains a Lead Director structure to provide an additional source of independent leadership for the Board in the event the Chair of the Board is not deemed to be an independent director.  In the event the Chair is deemed not to be an independent director at any time, the Chair of the Audit and Compliance Committee will serve as the Lead Director of the Board and preside at executive sessions of the Board with respect to any matters which the Chair is deemed not to be independent.
The duties of the Lead Director include, but are not limited to, the following: (i) presiding at all meetings of the Board at which the Chair is not present and at executive sessions of the Board, (ii) serving as a liaison between the Chair and the independent directors, (iii) making recommendations and approving matters to be considered by the Board including agenda items, information to be provided to the Board and the schedule of meetings, (iv) authority to call meetings of the independent directors, and (v) serving as an independent point of contact for Shareholders wishing to communicate with the Board.
Both the Board Chair and Committee Chairs are subject to four year term limits, unless waived by the Board, providing for continuous development of strong leadership qualities on the Board.  In addition, the Company encourages Committee Chairs and directors to participate in continuing board education opportunities and includes educational topics as a component of Board meetings over the course of each year.
Executive Sessions
Pursuant to the Company's Corporate Governance Guidelines, the independent directors meet in executive sessions at the end of Board and Committee meetings as appropriate on a regular basis, without the Company's management and non-independent directors present, to facilitate full discussion of important matters.
Board Committees
Among its standing committees, the Company has an Audit and Compliance Committee, a Compensation Committee, a Risk Committee, and a Governance Committee.  As described more fully in the Audit Committee Report contained in this Proxy Statement, the Audit and Compliance Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company's and the Bank's accounting, financial, and compliance controls, oversees regulatory compliance matters, and selects the Company's independent auditors.  The Audit and Compliance Committee held seven meetings during 2016, and its present members are Directors Edward S. Mucenski (Chair), John Parente, and John F. Whipple, Jr.  The Board has determined that each of the Audit and Compliance Committee's members is independent as defined by the NYSE rules.

The Company's Compensation Committee reviews and makes recommendations to the Company's and the Bank's Boards regarding compensation and employee benefits matters.  As described more fully in the section entitled "Compensation Discussion and Analysis," the Compensation Committee reviews the compensation of employees in the aggregate, and the salaries and performance of named executive officers are reviewed individually.  The Compensation Committee held five meetings in 2016, and its present members are Directors Neil E. Fesette (Chair), Mark J. Bolus, and Edward S. Mucenski.  The Board has determined that each of the Compensation Committee's members is independent as defined by the NYSE rules.  The Compensation Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company's website http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print free of charge to any person who requests a copy.
The Company's Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors.  The Governance Committee will consider written recommendations by Shareholders for nominees to serve on the Board which are sent to the Secretary of the Company at the Company's main office.  The Governance Committee held three meetings in 2016, and its present members are Directors Brian R. Ace (Chair), Mark J. Bolus, Neil E. Fesette, and John F. Whipple, Jr.  The Board has determined that each of the Governance Committee's members is independent as defined by the NYSE rules.  The Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company's website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and free of charge in print to any Shareholder or interested party who requests it.
In December 2016, the Board adopted changes to its corporate structure as part of the Company's preparation for the enhanced regulatory environment applicable to banks with more than $10 billion in total consolidated assets under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act").  The Board created a new Risk Committee which focuses on credit risk, liquidity, and interest rate risk and an expanded role to oversee the Company's enterprise risk management functions previously addressed by the Audit/Compliance/Risk Management Committee.  The Risk Committee is chaired by Director John Parente and all of the directors serve on the committee.  In addition, a new Stress Testing Subcommittee of the Risk Committee was formed to provide oversight of the more detailed aspects of the stress testing required by the Dodd-Frank Act, commonly known as "DFAST."  Director Eric E. Stickels (Chair), Michael R. Kallet, Edward S. Mucenski, and John F. Whipple, Jr. are members of the Stress Testing Subcommittee.
Qualification of Directors
In considering candidates for the Board, the Governance Committee and the Board consider the entirety of each candidate's credentials.  Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate's personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties.  The Governance Committee considers diversity in the context of the Board as a whole including gender, race, ethnicity, personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.  The Board believes that each Director should have an understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors.  Prior to nominating an existing Director for re-election to the Board, the Board and the Governance Committee consider and review, among other relevant factors, the existing Director's meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the Director brings to the composition of the Board as a whole.
In selecting the current Directors and nominees who serve on the Company's Board, the Governance Committee considered each individual's business experience set forth below and the foregoing qualifications.  In addition, the Governance Committee considered each individual's experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which the Company operates, experience and knowledge with the organization, business model and strategic plans related to the Company's success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance.  The Governance Committee and the Board believe that each Director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board's oversight responsibilities to the Company's Shareholders.
The Company's Bylaws and Governance Guidelines provide for (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued Board membership in the event of a significant change in the responsibilities or job position of a director.
The following information describes the experience and attributes held by each member of the Board relevant to his or her qualifications to serve on the Board:
Mr. Ace currently serves as the Chair of Company's Governance Committee and a member of the Risk Committee and Trust and Financial Services Committee.  Mr. Ace is the former President of Laceyville Hardware and brings to the Board his business experience and an understanding of the business environment in Northeast Pennsylvania.  He also has over 20 years of experience serving as a director of a national bank and previously served on the Company's Audit, Nominating and Compensation Committees.  Because of this significant period of service, Mr. Ace is thoroughly familiar with the duties and responsibilities of public company audit, nominating and compensation committees and brings this knowledge and expertise to the committees on which he serves.
Mr. Bolus serves as a member of the Company's Compensation Committee, Risk Committee, Governance Committee and Strategic and Executive Committee.  He is the President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a transportation company serving the Northeastern region of the United States from its headquarters in Scranton, Pennsylvania and has 25 years of management experience in the freight transportation industry.  His business experience provides the Board with insight into the economic and business environment in Upstate New York and Northeast Pennsylvania, key geographic markets for the Company.  The Board also benefits from his considerable experience in real estate matters.
Mr. DiCerbo serves as the Chair of the Company's Strategic and Executive Committee and a member of the Risk Committee.  As an attorney with the law firm DiCerbo Morgan, PLLC, and as a former senior partner of the law firm DiCerbo & Palumbo, Mr. DiCerbo has represented banks and financial institutions on a wide variety of matters and has extensive experience with legal issues that impact financial institutions.  In addition to his relevant legal experience, he has more than 30 years experience as a member of a public company board.  Mr. DiCerbo chaired the Company's Board of Directors for five years and the Strategic and Executive Committee for over 15 years and has developed significant merger and acquisition expertise during his tenure.  His service on the Company's Board, combined with his legal knowledge and experience, permit him to provide the Board with valuable input regarding the Company's strategic goals.
Mr. Fesette serves as the Chair of the Company's Compensation Committee and a member of its Strategic and Executive, Risk and Governance Committees.  He is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.  He has extensive expertise in the real estate market in Upstate New York and key geographic markets where the Company operates.  Plattsburgh is one of the Bank's primary regions and Mr. Fesette's knowledge regarding its economic development and areas of opportunity is a substantial benefit to the Board.  Over the course of his service on the Board, Mr. Fesette has developed an expertise with corporate governance matters and succession planning, which are key skills required for his service on the Compensation and the Governance Committees.  Mr. Fesette is also involved in the community and serves as a director of Champlain Valley Physicians Hospital.
Mr. Gabriel serves as the Chair of the Bank's Trust and Financial Services Committee, the Vice Chair of the Risk Committee, and a member of the Company's Strategic and Executive Committee.  As a partner of the law firm of Franklin & Gabriel, he has developed an expertise with banking services, lending, and real estate transactions.  He has served for more than 30 years as a member of a public company board of directors and developed a keen understanding of the opportunities and challenges facing financial institutions in the Company's geographic markets.  He served as Chair of the Board for seven years during a period of rapid growth of the Company and has significant knowledge and experience relating to banking matters generally and specifically with respect to the Company's lending activities and its ancillary financial services businesses.  Mr. Gabriel is also involved in the community and serves as the President and a director of Seneca Housing, Inc. and a director of the Allegheny Plateau Water Restoration Fund.
Mr. Kallet serves as a member of the Risk Committee, Trust and Financial Services Committee, and Stress Testing Subcommittee of the Risk Committee.  He has over 30 years of experience in the banking industry previously serving as the Chief Executive Officer of Oneida Financial and Oneida Savings Bank.  In addition to his service as an executive, Mr. Kallet served as a director of Oneida Savings Bank and its parent company, Oneida Financial, including service as the Chair of both of the Boards.  During his tenure at Oneida Savings Bank, Mr. Kallet has served as an active member of the Asset/Liability, Officer Loan, Trust Investment and Marketing Committees.  Mr. Kallet is actively involved in the community and serves as Vice Chairperson of the Oneida Healthcare Center, a regional hospital headquartered in Oneida, New York.  Mr. Kallet is a seasoned banker with significant knowledge and experience relating to public companies and bank holding companies and has significant ties to the Mohawk Valley region of Central New York.
Mr. Mucenski is Lead Director, Chair of the Audit and Compliance Committee and a member of the Risk and Compensation Committees and Stress Testing Subcommittee.  He is the Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., PC, a regional certified public accounting firm located in Potsdam, New York.  Mr. Mucenski is a certified public accountant and provides accounting, tax and financial services advice to a variety of clients in the Northern New York region.  He serves on the boards of St. Lawrence Health System, Inc. and the Canton-Potsdam Hospital.  Through his professional activities and public service, Mr. Mucenski has extensive experience in the health care industry and is very familiar with the regional economy of Northern New York, a significant geographic market for the Company.  The Board has deemed him an "audit committee financial expert" as defined by the SEC rules.  Mr. Mucenski provides the Board with strong experience and expertise in the areas of corporate finance, human resources, accounting, and financial reporting.

Mr. Parente is the Chair of the Risk Committee and a member of the Audit and Compliance and Strategic and Executive Committees.  Over the course of his business career, he has developed broad expertise by serving in various management positions in a range of business ventures, including companies engaged in manufacturing, real estate, construction, banking, distribution, and media including service as the Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations headquartered in Wilkes-Barre, Pennsylvania.  He holds an ownership interest and serves on the Board of Directors of Sordoni Construction Services and Sordoni Construction Company, regional construction companies with operations in Pennsylvania, New Jersey and New York.  He developed significant banking experience through his prior involvement as a founding director of a bank located in Pennsylvania.  Mr. Parente is also a member of the Board of Directors and Treasurer of Appleseed Partnership Foundation, a non-profit in the Greater Wyoming Valley area of Pennsylvania that provides grants and investments for projects that focus on all aspects of healthcare.  In addition to his broad business experience, Mr. Parente provides the Board with significant risk management expertise and insights into the economic opportunities in the Northeast Pennsylvania region, which is a key geographic area for the Company.
Ms. Steele serves as the Chair of the Company's Board.  She is an attorney from Tunkhannock, Pennsylvania and has extensive experience in her legal practice with natural gas drilling in the Marcellus Shale region of Pennsylvania and the economic impact of such activities in key markets for the Company.  She has developed extensive public company oversight experience gained from more than 20 years of service as a director of national banks and banking holding companies.  Ms. Steele has also gained significant mergers and acquisition experience through her prior board service and has a thorough understanding of the evaluation of acquisition opportunities and issues related to evaluating potential transactions.  Ms. Steele provides the Board with significant corporate governance and leadership expertise through her prior experience chairing the Company's Governance Committee and her prior service on the board of another public company.
Mr. Stickels serves as the Chair of the Bank's Stress Testing Subcommittee and a member of the Risk Committee and Trust and Financial Services Committee.  He has over 30 years of experience in the banking industry previously serving in numerous positions with Oneida Savings Bank and its bank holding company, Oneida Financial, including leadership positions as President, Chief Operating Officer, Chief Financial Officer and Secretary.  He also served on the Board of Directors of Oneida Financial and Oneida Savings Bank and as a member of their Asset/Liability, Trust Investment, Compliance, Information Technology, Officer Loan and Marketing Committees.  Mr. Stickels is actively involved in the community and has served as a member of the executive committee of NYSARC, Inc., a statewide non-profit provider of services for individuals with intellectual and other developmental disabilities.  Mr. Stickels is a seasoned banker with significant knowledge and experience relating to public companies and bank holding companies and has significant ties to the Mohawk Valley region of Central New York.
Mr. Tryniski has served as the President and Chief Executive Officer ("CEO") of the Company since 2006, and previously served the Company in the positions of Chief Operating Officer and Chief Financial Officer.  Prior to joining the Company in 2003, Mr. Tryniski was a partner of PricewaterhouseCoopers LLP where he gained extensive experience in the financial service industry, manufacturing and a broad array of business sectors.  Mr. Tryniski also serves as a director of a medical technology public company where he is the Chairman of the Board of Directors.  He is also active in the community and serves as a trustee of Onondaga Community College and the SUNY Oswego Foundation.  The Board believes that the senior officer of management should be a member of the Board.  As the current President and CEO of the Company, Mr. Tryniski is familiar with all of the Company's businesses and provides the Board with insights on all aspects of the Company's challenges, opportunities, and operations.  Because of his prior financial and business experience and with his service on another public company board, Mr. Tryniski also provides the Board with a comprehensive perspective on a broad range of business issues and additional corporate governance expertise.
Mr. Whipple is Vice Chair of the Audit and Compliance Committee and a member of the Risk Committee, Governance Committee and Stress Testing Subcommittee.  He is the Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.  Mr. Whipple is a certified public accountant with over 30 years of experience in advising Western New York businesses and individuals on tax planning, structuring of business transactions, financing transactions and strategic planning for businesses.  The Board has deemed him an "audit committee financial expert" as defined by the SEC rules.  Mr. Whipple provides the Board with significant management experience, as well as expertise with respect to corporate finance, accounting and the analysis of public company financial statements and related SEC filings.
Communication with Directors
Shareholders and any interested parties may communicate directly with the Board by sending correspondence to the address shown below.  In addition, Shareholders or interested parties may contact or communicate with the Company's Lead Director, Edward S. Mucenski, as a representative of the independent directors in the same manner.  The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that Director.  Correspondence addressed to a specific director will be delivered to the Director promptly after receipt by the Company.  The Director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.
Correspondence should be addressed to:
Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York  13214-1883
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for senior executives of the Company.  The current stock ownership guidelines require (i) the CEO to own shares of Company common stock and share equivalents equal to the lesser of two times his base salary or 45,000 shares, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to the lesser of one times their base salary or 15,000 shares.  Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements.  All executive officers exceed the requirements of the stock ownership guidelines with the CEO owning shares of stock equal in value to approximately 11 times his base salary and the other Executive Vice Presidents each owning at least four times their respective base salaries.
The Board has also adopted stock ownership guidelines for Directors of the Company.  The guidelines require each Director to own shares of Company common stock and share equivalent units equal in value to the lesser of $125,000 or 10,000 shares within six years of becoming a director.  Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from the Director's deferment of cash director fees under the deferred compensation plan.  In addition, new Directors are required to own at least $25,000 of common stock within one year of joining the Board.  All Directors exceed the requirements of the stock ownership guidelines.
Board's Role in Risk Management Oversight
The Company does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions.  Assessing and managing risk is the responsibility of the Company's management, which establishes and maintains risk management processes, controls, and policies to balance risk mitigation and creation of shareholder value.  The Board oversees and reviews various aspects of the Company's risk management efforts, either directly or through its committees, and exercises its risk oversight function in several ways.  The Board reviews and approves various policies that address and mitigate material risks.  This includes policies addressing credit risk, interest rate risk, investment risks, liquidity risks, operational risks, strategic risks and compliance/legal risks, among other matters.  The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors and regulatory examiners.
While the Board has primary responsibility for the oversight of the Company's risk management, the Board's standing committees support the Board by regularly addressing various risks in their respective areas of oversight.  Specifically, the Company's Risk Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in its oversight of various functions including review of periodic reports from management on risks related to credit risk, interest rate risk, liquidity risk, information technology, enterprise risk management, the Company's corporate insurance program, lending activities, asset quality and the investment portfolio.  The Audit and Compliance Committee approves and reviews the engagements and periodic reports of the Company's independent auditor and internal audit department related to the Company's financial statements and oversees areas of regulatory compliance, including Sarbanes-Oxley compliance.  The Compensation Committee reviews and considers risks related to the Company's compensation policies, including incentive plans to determine whether these plans subject the Company to excessive risks.  The Governance Committee considers only director candidates with appropriate experience and temperament and continues to ensure appropriate corporate governance policies are in place.  Each of the committee chairs updates the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
Compensation of Directors
The Board has adopted an all retainer-based compensation structure based on the recommendation of the Compensation Committee with input from Pearl Meyer, an independent compensation consultant engaged by the Compensation Committee.  The following table sets forth the annual retainer fees paid to the Directors for their service on the Board and the various committees on which they serve:
Position	Board	Audit and Compliance Committee	Compensation Committee	Risk Committee	Governance Committee	Strategic/ Executive Committee	Stress Testing Sub-Committee	Trust and Financial Services Committee
Chair	$90,000	$17,500	$12,000	$10,000	$10,000	$10,000	$10,000	$10,000
Member	$50,000	$8,500	$6,000	None	$5,000	None	$5,000	$5,000
The Company pays the travel expenses incurred by each Director in attending meetings of the Board.  Any executive officer serving on the Board does not receive compensation for attending Board and committee meetings.

Consistent with aligning director compensation with the long-term interests of Shareholders, the Directors also receive a portion of their total compensation in the form of equity grants under the Company's 2014 Long-Term Incentive Compensation Program (the "2014 Incentive Plan").  In 2016, the Directors could elect to receive the equity component of their compensation in the form of deferred stock units or non-statutory stock options of an equivalent amount.  The Board believes that providing part of the Directors' compensation in the form of an annual equity award is consistent with the Company's overall compensation philosophy of aligning the interests of individual directors with the long-term interests of the Company's Shareholders, and enables the Company to continue to attract highly qualified individuals to serve on the Board.
The equity award grants reflected in the Director Compensation Table below were made under the 2014 Incentive Plan which allows for the issuance of deferred stock units and stock option grants in an amount determined by the Compensation Committee.  Directors can elect to take their equity grants in the form of deferred stock units or stock options.  The fair value of the deferred stock units and stock options are equivalent as of the grant date with the value of the annual equity award being determined by the Compensation Committee.  Each stock option granted to a Director is granted at an option price per share equal to the fair market value on the date of grant, and is exercisable on the date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a Director within six months of the grant.  Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee's service on the Board for cause.  Directors electing to take their equity award in the form of deferred stock units (in lieu of stock options) are allowed to defer receipt of the units to a future date of up to ten years following the grant date.  The value of the deferred stock units track the market value of the Company stock and are ultimately paid out in shares of the Company stock on the deferred payment date.  The Director equity grants, in either the form of stock options or deferred stock units, are designed to provide a reasonable component of total Director compensation that aligns Director compensation with the long-term interests of the Shareholders.
The following table summarizes the annual compensation paid to each non-employee Director for his or her service to the Board and its committees in 2016.  The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.
DIRECTOR COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Deferred Stock Awards ($)(2)	Stock Option Awards ($)(3)	Total ($)
Brian R. Ace	$65,000	$33,344	$0	$98,344
Mark J. Bolus	$67,000	$16,653	$16,776	$100,429
Nicholas A. DiCerbo	$90,000	$0	$33,551	$123,551
Neil E. Fesette	$61,000	$33,344	$0	$94,344
James A. Gabriel	$62,500	$0	$33,551	$96,051
James W. Gibson, Jr.	$64,500	$0	$33,551	$98,051
Michael R. Kallet	$55,000	$33,344	$0	$88,344
Edward S. Mucenski	$73,500	$33,344	$0	$106,844
John Parente	$68,500	$0	$33,551	$102,051
Sally A. Steele	$73,500	$33,344	$0	$106,844
Eric E. Stickels	$55,000	$0	$33,551	$88,551	(4)
John F. Whipple, Jr.	$63,500	$0	$33,551	$97,051

(1)	Mark E. Tryniski, President and CEO, does not receive any compensation for his service as a director. Mr. Tryniski's compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the grant date fair value of deferred stock units computed in accordance with FASB ASC Topic 718 for equity awards granted in 2016 pursuant to the 2014 Incentive Plan.  The deferred stock unit award was made and vested on March 16, 2016.  As of December 31, 2016, each director had the following number of deferred stock units outstanding:  Mr. Ace 1,779; Mr. Bolus 889; Mr. DiCerbo 890; Mr. Fesette 1,779; Mr. Kallet 889; Mr. Mucenski 1,779 and Ms. Steele 889.

(3)
The amounts in this column reflect the grant date fair value of non-statutory stock options computed in accordance with FASB ASC Topic 718 for equity awards granted in 2016 pursuant to the 2014 Incentive Plan.  The option award was made and vested on March 16, 2016, and the exercise price is $38.02.  As of December 31, 2016, each director had the following number of options outstanding:  Mr. Ace 51,429; Mr. Bolus 20,770; Mr. DiCerbo 7,877; Mr. Fesette 16,678; Mr. Gabriel 52,494; Mr. Gibson 28,082; Mr. Mucenski 13,678; Mr. Parente 21,011; Ms. Steele 23,632; Mr. Stickels 0; and Mr. Whipple 24,861.

(4)	Mr. Stickels also received consulting fees in the amount of $84,000 to assist the Company with the integration of Oneida Financial.

Directors may elect to defer all or a portion of their cash director fees pursuant to the Company's Deferred Compensation Plan for Directors.  Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the "deferred fees") and the date to which they wish to defer payment of benefits under the plan (the "distribution date").  The plan administrator establishes an account for each participating Director and credits to such account (i) on the date a participating Director would have otherwise received payment of his or her deferred fees, the number of deferred shares of the Company's common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding.  On the distribution date, the participating Director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the Director's account either in a lump sum or in annual installments over a three, five or ten year period.  The effect of the plan is to permit directors to invest deferred director fees in Company stock, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price.  To the extent that Directors participate in the plan, the interests of participating Directors will be more closely associated with the interests of the Shareholders.  No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors.  Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the Company's stock in the following amounts as of December 31, 2016: Mr. Ace 23,234 units; Mr. Bolus 7,144 units; Mr. DiCerbo 53,232 units; Mr. Fesette 9,099 units; Mr. Kallet 1,221 units; Mr. Mucenski 8,664 units; Ms. Steele 25,956 units and Mr. Whipple 10,770 units.
Transactions With Related Persons
Various Directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank.  All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its Directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

During the year ended December 31, 2016, the law firm of Franklin & Gabriel, owned by Director James A. Gabriel, provided legal services to the Bank's operations in its Finger Lakes markets and the law firm of DiCerbo Morgan, PLLC, of which Director Nicholas A. DiCerbo is an attorney, provided legal services to the Bank's operations in its Southern Region markets.  For services rendered during 2016 and for related out-of-pocket disbursements, the law firm of DiCerbo Morgan, PLLC received approximately $550,000 and the law firm of Franklin & Gabriel received less than $100,000 from the Bank for transactional and specialized commercial legal services and related loan closings with customers of the Bank.  All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank's lending business in local and regional markets where the law firms are established and well-recognized in the communities.  These relationships are expected to continue in 2017 subject to the continued review of such relationships in accordance with the Company's related person transaction policy described below.
In 2016, Director Eric E. Stickels earned approximately $84,000 in consulting fees in connection with short-term consulting services to assist the Company in connection with the integration of certain business operations.  This consulting relationship ended on February 29, 2016.
The Company has a Related Party Transaction Policy, administered by the Audit and Compliance Committee, which provides procedures for the review and approval of related party transactions involving the Company's Directors, executive officers, Director nominees, and other related persons.  In deciding whether to approve such related party transactions, the Audit and Compliance Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company.  For purposes of this policy, a "related party transaction" is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest.  Related persons include executive officers, Directors, Director nominees, beneficial owners of more than 5% of the Company's stock, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons has a direct or indirect material interest.  All of the related person transactions with the named Directors were reviewed and approved by the Audit and Compliance Committee after the Committee determined that the transactions were performed at market terms and were consistent with the best interests of the Company.
Compensation Committee Interlocks and Insider Participation
Mark J. Bolus, Neil E. Fesette, James W. Gibson, Jr. (retired), and Edward S. Mucenski served on the Compensation Committee for all or part of 2016.  There were no Compensation Committee interlocks or insider (employee) participation during 2016.
Director Meeting Attendance
The Board held seven regular meetings and nine special meetings during the fiscal year ended December 31, 2016.  During this period, each Director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.
The Company encourages all Directors to attend each Annual Meeting of Shareholders.  All of the Directors attended the Company's Annual Meeting of Shareholders held on May 18, 2016.

Code of Ethics
The Company has a Code of Ethics for its directors, officers and employees.  The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company.  In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.
The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions.  This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.
The text of each Code is posted on the Company's website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and is available in print free of charge to any Shareholder or interested party who requests it.  The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section contains a description and analysis of the Company's executive compensation policies and practices.  The Compensation Committee of the Board reviews and administers the Company's compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables (the "named executives").  The Compensation Committee currently consists of four members of the Board, each of whom is an independent, non-employee director.
In administering compensation policies and practices, the Committee seeks to (i) link pay and performance with Company executives having the opportunity to earn total compensation commensurate with the Company's performance, (ii) align executives' interests with those of our Shareholders, (iii) retain key executive talent, and (iv) ensure our compensation policies, and incentive plans, do not motivate excessive risk taking.  The Committee seeks to achieve its objectives by using a combination of incentive-based cash and equity award components focused on short-term tactical goals and longer term performance goals tied to creation of shareholder value.
The Company provides its Shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal").  At the Company's Annual Meeting of Shareholders held in May 2016, approximately 94% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of our executive compensation program.  The Compensation Committee believes this vote affirms the Shareholders' support of the Company's approach to executive compensation; however, the Committee will continue to oversee the executive compensation programs consistent with the objectives set forth herein and consider the outcome of the Company's future say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executives.
Executive Summary
The Company delivered strong operating performance in fiscal year 2016 and continued positive trends and performance in many areas including operating earnings, credit quality, revenue growth, expense management and dividends declared:
	2016	2015	Percentage Change
Net Interest Income	$273.9 million	$248.4 million	10.3%
Non-interest Income	$155.6 million	$123.3 million	26.2%
Total Operating Expenses	$266.8 million	$233.1 million	14.5%
Net Income	$103.8 million	$91.2 million	13.8%
Diluted Earnings per Share	$2.32	$2.19	5.9%
Net Charge-Offs/ Average Loans	0.13%	0.15%	(13.3%)
Dividends Declared per Share	$1.26	$1.22	3.3%
The Company has consistently returned significant value to its Shareholders.  Its total annualized shareholder returns as compared to bank-specific and general indices over multiple periods over the past 15 years are set forth below:

Total Shareholder Returns (1)(2)
	1 Year	5 Years	10 Years	15 Years
Community Bank System	59.0%	21.2%	14.6%	14.9%
S&P 600 Commercial Bank Index	44.7%	22.6%	3.1%	5.8%
KBW Regional Bank Index	40.4%	20.5%	5.6%	8.6%
S&P 500 Index	12.0%	14.6%	6.9%	6.7%
Dow Jones Industrial Average Index	16.5%	12.9%	7.5%	7.3%

(1)	Annual equivalent through December 31, 2016, including reinvestment of dividends.
(2)	Source: Bloomberg, L.P.

In 2016, the Company achieved significant performance objectives including the following milestones:
	In August, the Company increased its quarterly cash dividend to Shareholders by 3.3%, to $0.32 per share, marking its 24th consecutive year of annual increases.
	Achieved 15.5% year-over-year growth in revenues, while incurring a 14.5% increase in operating expenses, resulting in positive operating leverage.
After considering the Company's operating performance and return to Shareholders, the Compensation Committee took the following actions relating to 2016 performance and structuring incentive compensation with regards to its named executives and key employees:
	Approved annual cash incentive awards at the level of 90% of the target amount in line with performance measured against pre-established performance objectives, as described on pages 26 to 27; and

Granted stock options and restricted stock awards at the target amount based on the determination that the Company's performance was above the pre-established performance goals, as described on page 28.  These equity awards are subject to a five year pro rata vesting schedule and, with respect to the stock options, require stock price appreciation in order to have value.

Role of Compensation Committee, Compensation Consultants and Executive Officers
The Compensation Committee is responsible for the development, oversight and administration of the Company's compensation and benefit programs.  In carrying out its duties, the Committee reviews and approves the Company's goals and objectives with respect to the CEO and other executives and seeks to align compensation with the Company's business objectives and performance.  The Compensation Committee also evaluates the performance of the CEO and the other executives in light of such goals and objectives and determines their compensation level based on such evaluation.  The Committee also oversees the administration of broad-based compensation plans for the Company and its subsidiary entities, the review of succession planning for key positions in the Company, and the review and approval of executive employment agreements subject to approval by the Board.
The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the ability pursuant to its charter to select and retain the services of independent compensation consultants in its sole authority.  The Committee has retained Pearl Meyer in 2017 to serve as its independent consultant, providing information and advice related to executive and Board compensation.  In particular, Pearl Meyer has been engaged to: (i) assess the Company's executive compensation and performance compared to the market and the Company's peers, (ii) review executive pay and performance alignment for the CEO, the Chief Financial Officer ("CFO"), the General Counsel,

and the Chief Banking Officer, and (iii) make recommendations related to total compensation for this group of executive officers.  Pearl Meyer will present the results of its reviews and recommendations to the Compensation Committee for its use in determining the appropriateness of the Company's executive compensation compared to the Company's peers and the Company's performance.  The input of Pearl Meyer will be used by the Committee in making its determinations with respect to executive compensation to be paid in 2018.
The Committee has also retained Pearl Meyer to review and provide advice on the structure and level of compensation for Directors in connection with the Committee's review of Director compensation in 2017.  The purpose of the engagement was to assess whether the current Board compensation program is competitive and appropriate and to better understand emerging practices and considerations for potential areas of modification.
The Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from service as an independent consultant to the Committee.  Pearl Meyer provided no services to the Company or its management other than services related to the Company's compensation programs.
Although the Compensation Committee makes independent determinations on all matters related to compensation of the named executives utilizing executive sessions without management present, certain members of management are requested to attend and provide input to the Committee throughout the year.  The Compensation Committee receives input from Company management, including the CEO, CFO, Chief Human Resources Officer, General Counsel and others as needed to ensure that it has the information and perspective needed to carry out its duties.
At the beginning of each fiscal year, the Compensation Committee discusses the Company's performance and sets performance goals and objectives with the input and recommendation of the CEO for the Company's short-term Management Incentive Plan ("MIP").  In monitoring performance during the course of the year, the Committee receives updates and information from the CFO to verify and track the Company's financial performance and progress in achieving the objectives established under the MIP plan.  The Committee uses such information in monitoring performance and ultimately determining the annual incentive compensation awards earned by named executives and participants under the MIP plan at the end of the fiscal year.
Philosophy and Objectives
The Company's ability to attract and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders.  The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters.  First, compensation is targeted to be near the median of the market.  Second, when we exceed our performance goals and peers, our total compensation is designed to reward employees with pay above median.  Similarly, if our performance does not meet our goals or falls below our peers, our compensation is designed to fall below median.  To support this pay-performance alignment, a significant amount of our executives' total compensation is incentive based and tied to the achievement of Company performance goals and long-term Shareholder value.  We believe pay-performance alignment should be evaluated over a multiple year period since much of our pay is related to longer-term performance results.
The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company's long-term growth goals, including improvement in earnings per share ("EPS") each year, improvement in return on equity, and achievement of total shareholder returns at or above our peer group's returns.  EPS is generally defined as the Company's net income divided by the weighted average number of shares outstanding during that period.

We believe EPS reflects the best measurement of the Company's performance and progress towards continuously increasing Shareholder value.
The Company's executive compensation program seeks to:
1.            Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that emphasize overall Company and group performance;
2.            Provide incentives to increase Shareholder value by:
	aligning incentive compensation to financial and non-financial performance measures tied to creation of Shareholder value; and
	utilizing equity-based compensation to encourage our executives to have an ownership perspective and align their interests with those of the Company's Shareholders;
3.            Manage compensation costs through the use of performance-based compensation tied to corporate and individual performance criteria focused on sustainable long-term earnings growth of the Company;
4.            Structure compensation criteria so that achievement of corporate and individual goals do not encourage excessive risk taking;
5.            Prohibit any tax gross-up provisions in employment-related agreements and limit perquisites and personal benefits to those that support the business function of the executive; and
6.            Require senior executives to retain substantial amounts of the Company's stock in proportion to such executive's position with the Company pursuant to its stock ownership policy.

Policies and Procedures
To achieve the compensation program's objectives, the Company utilizes the following policies and procedures.
The Company seeks to provide competitive compensation based on market data.  The Company compares its cash, equity and benefits-based compensation practices with those of other companies of similar size operating in similar geographic market areas.  The Compensation Committee considers various industry surveys including the American Bankers Association, the New York Bankers Association Compensation Report, and McLagan Financial Services Industry Survey, as well as the World at Work compensation resources, to confirm the appropriateness of overall compensation levels and the components of compensation for executives.  The Compensation Committee utilizes multiple sources of data, as well as engaging independent compensation consultants from time to time for independent analysis and input regarding benchmarking the Company's compensation programs with comparable financial institutions.  The Compensation Committee retained the services of Pearl Meyer to serve as an independent compensation consultant in 2017 as described on pages 21 to 22.
The Company encourages teamwork.  The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives.  While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.
The Company strives for fairness in the administration of compensation.  The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company.  Executives are informed of individual and Company-wide objectives.

Goal setting, performance review and aligning variable pay to performance.  Performance assessment involves the following:
1.            At the beginning of each fiscal year, the Company's CEO distributes written performance goals and objectives as approved by the Compensation Committee and the full Board.  Performance goals include specific financial and operational objectives for the Company.
2.            All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that progress is assessed on a continuing basis over the course of the year.
3.            At the end of the fiscal year, Company and individual performance is evaluated against the established goals.  These evaluations, as well as consideration of the responsibilities associated with an individual's position, affect decisions on the individual's base salary, cash incentive, and equity-based compensation.
Compensation Best Practices
We continue to implement our executive compensation program in a manner that is designed to reinforce our philosophy of aligning each named executive's compensation with our short-term and long-term performance.  We use the following practices in order to align our compensation philosophy with those practices generally considered to promote Shareholder value:
	Pay for performance. A significant percentage, 58% for our CEO, of the named executive's total compensation varies with Company performance.

Correlation between incentive compensation, performance measures, and strategic objectives.  Performance measures for our MIP and our long-term equity-based incentive compensation are tied to a balance of both strategic and near-term operating objectives designed to create long-term Shareholder value.

	Significant stock ownership requirements. The CEO and senior executives are subject to the Company's stock ownership requirements set forth on page 14.
	Limited perquisites. The Company provides limited perquisites to our named executives only on the basis of a sound business rationale.

Policy on insider trading that prohibits hedging of Company securities.  We prohibit our named executives and Directors from pledging shares on margin, trading in derivative securities of our common stock, or hedging with respect to Company stock.


"Double trigger" in the event of a change in control.  Our change in control provisions are "double−triggered," requiring a change in control and a subsequent involuntary termination without cause or voluntary termination for good reason in order for the named executive to become entitled to compensation and benefits under the change in control provision.


Clawback of certain compensation in the event of restatement.  Our senior executives and other employees are subject to our recoupment policy ("clawback") for incentive compensation in the event of certain financial restatements.

	No tax gross ups. We do not provide tax "gross−ups" to our executives in any plan or agreement.
Benchmarking Against Our Peer Group
Understanding our industry's landscape is an essential element of establishing our program targets and making compensation decisions.  We regularly review competitive market data and compare executive pay and performance to market norms to ensure alignment.  The Compensation Committee has engaged Pearl Meyer in 2017 to determine a group of the Company's peers in order to assess the Company's programs and pay levels for senior executives against 21 publicly traded banks similar in regional location and asset size to the Company (the "Peer Group").  The Peer Group consists of the following companies: Berkshire Hills Bancorp Inc., Chemical Financial Corporation, First Commonwealth Financial Corporation, First Financial Bancorp., First Merchants Corporation, First Midwest Bancorp, Inc., F.N.B. Corporation, Fulton Financial Corporation, Independent Bank Corp., MB Financial, Inc., NBT Bancorp, Inc., Old National Bancorp, Park National Corporation, S&T Bancorp, Inc., Sterling Bancorp, Union Bankshares Corporation, United Bankshares, Inc., Valley National Bancorp, Webster Financial Corp., WesBanco, Inc., and Wintrust Financial Corporation.  The Compensation Committee will use this Peer Group information in making determinations regarding 2018 compensation levels for the named executives and in determining the compensation levels in the three-year renewal employment agreement (2018-2020) with the Company's President and CEO.
Overview of the Company's Compensation Program
The Company's business model is to offer financial products and services of a comprehensive and sophisticated nature while providing a level of customer service which exceeds the service quality delivered by other financial institutions in our markets.  The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results.  To further these goals, the Company maintains the following compensation programs.
Cash-Based Compensation
Salary.  The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.  Our objective is to pay salaries that are commensurate with market levels and recognize the role, experience, performance and contributions of each executive to our success.
Management Incentive Plan.  In order to focus and reward our key management for achievement of our annual business objectives, we provide a portion of compensation that is tied to the Company's performance.  Our management incentive plan covers our key management and officers and during 2016 approximately 34% of the Company's employees participated in the MIP.  Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company.  For the named executives, their respective awards reflect a combination of the Company's performance relative to corporate wide financial and tactical objectives and their own performance as discussed on pages 26 to 27.
Equity-Based Compensation.  The Company uses equity-based compensation, including stock options and restricted stock, as a component of total compensation, to align the interests of management with those of the Shareholders.  The Board typically awards equity-based compensation on an annual basis, although grants are not guaranteed and are made at the discretion of the Compensation Committee.  Equity awards are targeted to reflect a percentage of salary which has been established for different organizational levels within the Company based on market practice and our desire to focus a meaningful portion of total compensation in long-term, stock-based compensation.  Equity awards typically consist of a combination of time and performance vested restricted stock and stock options.  This portfolio approach helps achieve multiple objectives focused on (i) aligning value of grants with future performance (stock price and predefined performance goals), (ii) encouraging stock ownership, and (iii) providing retention incentives for our top talent.  Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company.  The Company has, on occasion, issued limited amounts of restricted stock to individuals to support specific business objectives, including rewarding performance in special assignments and recognizing extraordinary service in consummating acquisitions.  The Company utilizes both time and performance criteria in the vesting conditions for stock options and restricted shares to better correlate equity compensation with the long-term performance of the Company.

Benefits
All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace.  These benefits and related plans help ensure that the Company has a productive and focused workforce.  The Company utilizes a retirement and 401(k) savings plan to enable employees to plan and save for retirement.
The Company's tax-qualified 401(k) employee stock ownership plan (the "401(k) Plan") allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code.  The Company provided a matching contribution up to 4.5 percent of the contributing participant's salary in 2016 subject to various limits imposed by the Internal Revenue Service ("IRS").
Compensation of the Named Executives
The compensation program for senior executives is built around the philosophy of targeting market-median compensation with variable incentive components that vary above or below market to reflect Company and individual performance.  The Company's compensation program consists of three primary elements:
	base salary;
	annual cash bonus pursuant to the MIP; and
	equity-based long-term incentives.
Consistent with the Company's goal to emphasize performance-based and variable compensation, as a group, approximately 48% of Messrs. Tryniski's, Kingsley's, Donahue's, Getman's and Serbun's 2015 compensation is attributable to base salary and approximately 52% is attributable to variable performance-based incentive compensation (consisting of annual bonus and equity awards).
Base Salary
The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive.  Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to vary from market-median practices to reflect individual performance and contributions.  Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends and any recommendations with respect to the base salary of named executives.  The Committee recognizes that base salaries are the foundation for many other pay programs to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive's base salary).  As a result, the Committee carefully considers the appropriate base salaries amounts to ensure proper pay mix and positioning.
Annual Incentive Payments under the Management Incentive Plan (MIP)
Annual incentives under the MIP are designed to be awarded upon the satisfaction of performance-based achievements relative to specified Company performance goals.  The Compensation Committee retains discretion to adjust awards based on factors related to the Committee's assessment of the Company's performance, management's overall performance as a group, individual performance, and risk assessment of performance goals.  The Compensation Committee may also take into account management's performance in addressing unanticipated matters, general economic conditions and industry-specific factors, and other factors deemed relevant by the Committee.
The predominate metric in the Compensation Committee's evaluation of performance is a review of the achievement of the predetermined annual corporate goals.  The goals are intended to focus management's strategic priorities in the operation of the Company.  Accordingly, the compensation of each executive officer is based predominantly on the assessment of the achievement of these predetermined corporate goals.
At the beginning of each fiscal year, the Compensation Committee establishes the annual corporate performance goals.  Corporate goals are proposed by the CEO, reviewed and approved by the Committee and also approved by the Board on an annual basis.  The Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance Shareholder value.  Over the course of the year, the Committee receives periodic updates on the progress towards achieving the predetermined corporate goals.  Prior to approving payment of the incentive bonuses for 2016, the Committee evaluated the Company's performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board at the beginning of fiscal year 2016.  Based on its assessment of performance in achieving the predetermined goals and other factors deemed to be relevant, the Committee determined that the Company's performance was below target level by 10% resulting in awards for the 2016 year (paid in 2017) equivalent to 90% of the target amount.
The Company's corporate goals for payments made under the 2016 MIP and the level at which the Compensation Committee determined they were achieved are as follows:
Corporate Goal	Minimum Threshold and Maximum Achievement Levels	Achievement Level	2016 Achievement
Improvement in operating earnings per share above prior year	Minimum: Greater than 1% improvement Maximum: Greater than 6% improvement	Operating EPS of $2.33, which was a 0.9% improvement	0%
Achievement of operating efficiency ratio objective	Minimum: Ratio of at least 66% Maximum: Ratio of less than 62%	Operating efficiency ratio of 59.2%	15%
Achievement of retail banking goals including organic growth in loans and deposits	Minimum: Achievement of one identified objective Maximum: Achievement of all four identified objectives	All objectives were achieved	22.5%
Achievement of tactical objectives including DFAST preparation and IT enhancement initiatives	Minimum: Achievement of two identified objectives Maximum: Achievement of all four identified objectives	All objectives were achieved	15%
Achievement of commercial banking operating objectives including loan growth and related business deposits	Minimum: Achievement of one identified objective Maximum: Achievement of both identified objectives	Achievement of one objective.	7.5%
Maintenance of asset quality metrics	Minimum: Net charge-off ratio of at least 0.40% Maximum: Net charge-off ratio of less than 0.20%	Net charge-off ratio of 0.13%	15%
Achievement of earnings goals for wealth management and benefit administration businesses	Minimum: Pre-tax earnings greater than 75% of budget Maximum: Pre-tax earnings in excess of 105% of budget	Pre-tax earnings of 90% of budget	15%
Total Weighted Achievement Level			90%
For the 2016 MIP payments, which were paid in 2017, the following percentage of each named executive's base salaries were used to calculate the MIP payments: Mr. Tryniski 60%, for Messrs. Kingsley, Donahue and Getman 40%, and Mr. Serbun 30%.  Please see the Summary Compensation Table presented on page 32 and related footnotes for more information regarding the amount received by each of the named executives under the MIP.

Equity-Based and Other Long-Term Incentive Compensation
The Compensation Committee believes that the interests of the Company's Shareholders are best served when a significant percentage of executive compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company's stock and other indicators that reflect improvements in business fundamentals.  Accordingly, in determining total compensation levels, the Compensation Committee includes annual grants of equity-based awards to the named executives (as presented on page 34) and other key employees which are designed to accomplish long-term objectives of the Company's compensation program.
All equity grants are awarded under the 2014 Incentive Plan.  The Company structures its equity program to provide that the named executives receive 75 percent of their target equity compensation on an annual basis (the "annual equity awards"); half of which is in the form of time vested stock options and half in the form of time vested restricted stock.  The remaining 25 percent of the target award is granted every three years in the form of long-term performance-stock awards with vesting of these awards contingent upon achieving specific long-term market determined performance measures over a three year period (the "performance equity award").
The annual equity awards are awarded each year based on a combination of the Company's performance and individual performance determined by the Compensation Committee with the target level of such awards tied to the named executive's base salary and responsibilities.  The annual equity awards vest pro rata over a five year period in order to encourage the executives to continue their service with the Company.  Please see the Grants of Plan-Based Awards Table presented on page 34 and related footnotes for more information regarding the amount of stock options and restricted stock received by each of the named executives in connection with the annual equity awards.
The Company is precluded from repricing options or granting options retrospectively under its 2014 Incentive Plan.  All grants to executive officers require the approval of the Compensation Committee.  The Company's general practice is to grant equity awards only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire.  The exercise price of the stock options is set at the fair market price of a share of the Company's common stock on the NYSE on the date of grant.
Please see the Summary Compensation Table and the Grants of Plan-Based Awards Table presented on pages 32 to 35 and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.
Three-Year Performance Equity Award (2016-2018)
In March 2016, the Committee granted a new long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2016 and ending December 31, 2018.  The performance metric used to determine the level of achievement over the three-year performance period was based on the difference, measured in percentage points, between the Company's total shareholder return (stock price and dividends) and a benchmark total return index.  The KBW Regional Banking Index (KRX) was selected again as the benchmark total return index because it was deemed to be an objective measure of the Company's performance and would provide a significant ongoing incentive to increase the long-term total returns for Shareholders.

Performance Levels Established by the Compensation Committee

Performance Measure	Threshold	Target	Maximum

Company annual Total
Shareholder Return ("TSR")
compared to benchmark KBW
annual Total Shareholder
Return ("KBW TSR") (both
measured in terms of
percentage point increase or
decrease over the performance
period)
	Company TSR is less than KBW TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KBW TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KBW TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.
The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity.  The performance restricted stock award includes dividend equivalent right that will accrue, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock is earned and vested at the end of the performance period.  At the end of the three-year performance (December 31, 2018), the Compensation Committee will determine whether the achievement level is met, and at what level, under the performance measures for the long-term performance equity award.
Other Benefits
Although other personal benefits are not a key element of the Company's compensation program, the Company's named executives, along with certain other senior level executives, are provided a limited number of personal benefits whose purpose is to support those executives in their business functions.  The Company provides the following benefits to the named executives, as quantified in the Summary Compensation Table:
	local club memberships to enable executives to interact and foster relationships with customers and the local business community. Memberships do not exceed $10,500 for each named executive;

a car allowance or use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company's market from Northeastern Pennsylvania to the Canadian border; and

	group term life insurance coverage in excess of limits generally available to employees.
Please see the Summary Compensation Table and accompanying narrative disclosures presented on pages 32 to 33 for more information on personal benefits the Company provides to the named executives.
Retirement and Other Benefits
The Company provides retirement benefits through a combination of a Pension Plan and a 401(k) Plan for most of its regular employees, including the named executives.  The 401(k) Plan and the Pension Plan are more fully described under the section entitled "Retirement Plan Benefits" on page 37.  The Pension Plan is available to all of the Company's employees after one year of service.
Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  The Company's supplemental retirement agreements are described under the section entitled "Retirement Plan Benefits."

The Company offers the named executives and certain other senior level executives the ability to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the "Deferred Compensation Plan").  The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled "Nonqualified Deferred Compensation Plan."
The Company has entered into an employment agreement with each of the named executives.  These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives.  The agreements, which also include change in control provisions, are more fully described under the section entitled "Employment Agreements."  Such change in control provisions all contain a "double trigger," providing benefits only upon a termination without cause or a termination for good reason in connection with a change in control and do not provide for any tax gross-ups payments upon a change in control event.
Succession Planning
The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management.  In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan.  The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deduction available to public companies for compensation paid to each the CEO and the three other most highly compensated executive officers, not including the CFO.  Qualified performance-based compensation is excluded from the deduction limitation.  The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, while it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate.
Compensation Recovery
The Company has adopted a clawback policy which states that if a senior executive or other employee has engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for a material restatement to the Company's financial results, the Board will determine whether the incentive-based compensation received by such executive or employee would have been lower based upon the restated results and it will seek recoupment of such overpayment to the extent permitted by applicable law.  Any recoupment under the clawback policy may be in addition to any other disciplinary action the Board may determine, including the termination of employment.
Policy Regarding Derivatives, Pledging and Hedging
The Company has adopted a policy that prohibits all of its Directors and employees, including the named executives, from engaging in short sale transactions, pledging shares on margin, trading in derivative securities of the Company's common stock, or engaging in the purchase or sale of any other financial instruments that are designed to hedge or offset any decrease in the market value of our common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Neil E. Fesette, Chair
Mark J. Bolus
Edward S. Mucenski

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following table summarizes the compensation of the named executives for the fiscal years end December 31, 2016, 2015 and 2014.  The named executives are the Company's CEO, CFO, and the three other most highly compensated executive officers ranked by their total compensation in the table below.  The material terms of the employment, consulting and separation agreements with the named executives are set forth under the section entitled "Employment Agreements."

SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2016, 2015 and 2014

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2016	$744,937	$679,665	$228,073	$402,267	$551,240	$32,026	$2,638,208
	2015	$725,000	$204,381	$200,258	$445,875	$781,612	$33,868	$2,390,994
	2014	$674,040	$151,231	$150,961	$471,828	$665,227	$33,286	$2,146,573
Scott A. Kingsley Executive Vice President and Chief Financial Officer	2016	$434,119	$316,859	$106,328	$181,283	$20,836	$27,638	$1,087,063
	2015	$422,500	$95,295	$93,360	$173,225	$254,327	$27,175	$1,065,882
	2014	$411,012	$67,080	$66,947	$202,000	$154,080	$27,636	$928,755
Brian D. Donahue Executive Vice President and Chief Banking Officer	2016	$359,625	$240,628	$80,742	$129,465	$232,496	$28,350	$1,071,306
	2015	$350,000	$72,347	$70,896	$143,500	$71,267	$26,366	$734,376
	2014	$334,050	$54,502	$54,410	$165,000	$583,174	$33,600	$1,224,736
George J. Getman Executive Vice President and General Counsel	2016	$385,312	$257,794	$86,510	$163,713	$2,302	$25,720	$921,351
	2015	$375,000	$77,509	$75,962	$153,750	$71,939	$26,617	$780,777
	2014	$364,900	$59,526	$59,435	$180,000	$192,280	$27,187	$883,328
Joseph F. Serbun Senior Vice President and Chief Credit Officer	2016	$259,658	$94,898	$31,837	$72,306	$14,501	$32,761	$505,961
	2015	$248,107	$23,302	$22,846	$81,875	$20,719	$33,642	$430,491
	2014	$241,467	$24,626	$24,579	$80,000	$18,888	$32,334	$421,894
(1)
The amounts in this column reflect the grant date fair value of restricted stock awards issued in the applicable year pursuant to the Company's 2014 Incentive Plan for 2015 and 2016 and the Community Bank System, Inc.'s 2004 Long-Term Incentive Compensation Program (the "2004 Incentive Plan") for 2014, computed in accordance with FASB ASC Topic 718.  Additional information about the Company's accounting for stock-based compensation arrangements is contained in footnote L to the Company's audited financial statements for the fiscal year ended December 31, 2016 included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2017.  Included in the 2016 award is a performance restricted stock award granted pursuant to the 2014 Incentive Plan.  This long-term equity award will vest based upon the achievement of objective performance metrics measuring the Company's total shareholder return against the KBW Regional Banking Index over the three-year measurement period of 2016-2018 as set forth on pages 28-29. Depending on the achievement level of the three year performance goals, the named executives may receive the maximum, target, or no shares from this award.

(2)
The amounts in this column reflect the grant date fair value of stock option awards in the applicable year pursuant to the 2014 Incentive Plan for 2015 and 2016 and the 2004 Incentive Plan for 2014, computed in accordance with FASB ASC Topic 718.  These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options.  Assumptions used in the calculation of these amounts are included in footnote L to the Company's audited financial statements for the fiscal year ended December 31, 2016 included in the Company's Annual Report on Form 10-K which was filed with the SEC on March 1, 2017.

(3)	For all named executives, the amounts shown in this column reflect amounts earned under the Company's MIP, an annual cash award plan based on performance and designed to provide incentives for employees. Cash payments are typically paid in the subsequent year. The awards for the 2016, 2015, and 2014 plan year (paid in 2017, 2016 and 2015) were approximately 90%, 102.5% and 140%, respectively, of the target amount, subject to adjustment for individual performance.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive's accumulated benefit under the Company's Pension Plan and the named executive's individual supplemental executive retirement agreement.  No earnings are deemed above-market or preferential on compensation deferred under the Company's non-qualified Deferred Compensation Plan.  All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.

(5)	The amounts in this column include: (a) the reportable value of the personal use of Company-owned vehicles or allowances amounting to $8,073 for Mr. Tryniski, $4,285 for Mr. Kingsley, $3,900 for Mr. Donahue, $9,275 for Mr. Getman, and $9,792 for Mr. Serbun; (b) the value of group term life and long term disability insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley, Donahue, Getman, and Serbun received $1,758, $1,158, $6,071, $1,758, and $1,758, in 2016, respectively; (c) the Company's contributions to the 401(k) Plan, a defined contribution plan, amounting to $11,925 for Mr. Tryniski, Mr. Kingsley, Mr. Donahue, Mr. Getman, and Mr. Serbun; and (d) the Company's payment for country and/or social club memberships amounting to $10,270 for Mr. Tryniski and Mr. Kingsley, $6,454 for Mr. Donahue, $2,762 for Mr. Getman, and $9,286 for Mr. Serbun. The Company does not maintain any "split-dollar" arrangements for the named executives.

The following Grants of Plan-Based Awards Table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2016.  All equity awards are made under the terms of the 2014 Incentive Plan and the non-equity awards are made under the terms of the Company's MIP.  The MIP awards were subject to the satisfaction of 2016 performance objectives and were paid in 2017.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)		Exercise or base price of options awards	Grant date fair value of stock and option awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark E. Tryniski		$0	$446,962	$726,314
	3/16/16						28,863	(2)	$38.02	$228,073
	3/16/16				5,959	(3)				$226,561
	3/16/16				23,835	(4)				$453,104
Scott A. Kingsley		$0	$173,648	$282,177
	3/16/16						13,456	(2)	$38.02	$106,328
	3/16/16				2,778	(3)				$105,620
	3/16/16				11,112	(4)				$211,239
Brian D. Donahue		$0	$143,850	$233,756
	3/16/16						10,218	(2)	$38.02	$80,742
	3/16/16				2,110	(3)				$80,222
	3/16/16				8,438	(4)				$160,406
George J. Getman		$0	$154,125	$250,453
	3/16/16						10,948	(2)	$38.02	$86,510
	3/16/16				2,260	(3)				$85,925
	3/16/16				9,041	(4)				$171,869
Joseph F. Serbun		$0	$77,897	$126,583
	3/16/16						4,029	(2)	$38.02	$31,837
	3/16/16				832	(3)				$31,633
	3/16/16				3,328	(4)				$63,265

(1)	The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made. The actual awards for the 2016 plan year (paid in 2017) were approximately 90% of the target amount set forth in this table due to the performance levels achieved for 2016 being below target by 10.0%. The MIP awards could be increased for above targeted performance and reduced for less than targeted performance based upon the corporate goals described under the section entitled "Annual Incentive Payout pursuant to the Management Incentive Plan" and personal performance. The MIP awards earned by the named executives in 2016 and paid in 2017 are set forth in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation." These amounts were determined based upon the satisfaction of the 2016 MIP performance objectives.

(2)
The stock options are granted pursuant to the 2014 Incentive Plan.  The options are subject to time vesting requirements.  The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on March 16, 2017, 2018, 2019, 2020, and 2021.  Upon the named executive's termination, the named executive generally has three months to exercise any vested options.  Except for employees retiring in good standing, all unvested options at the date of termination are forfeited.  For employees who retire in good standing, all unvested options will become vested as of the retirement date.  Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2014 Incentive Plan.  The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason.  For employees who retire in good standing, all unvested restricted stock will become vested as of the retirement date.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

(4)
The shares of performance restricted stock are granted pursuant to the 2014 Incentive Plan.  This long-term equity award will vest based upon the achievement of objective performance metrics measuring the Company's total shareholder return against the KBW Regional Banking Index over the three-year measurement period of 2016-2018 as set forth on pages 28-29.  During the vesting period, the named executive officer shall have the right to vote the performance restricted shares at any meeting of the shareholders, but will only be entitled to shares of stock equivalent to the dividends paid on the performance restricted stock during the restriction period based upon determination of the achievement levels obtained during the three-year performance measurement period.  Nonvested shares may not be sold, exchanged or otherwise transferred.  Depending upon the achievement level of the three-year long-term performance goals as determined by the Board of Directors at December 31, 2018, the named executives may receive the maximum, target or no shares from this award.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2016.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Mark E. Tryniski	14,357 17,282 14,217 7,212 5,353 0	0 4,321 9,474 10,814 21,408 28,863	$27.36 $28.78 $29.79 $37.77 $35.36 $38.02	1/19/2021 1/21/2022 1/19/2023 3/19/2024 3/18/2025 3/16/2026	15,914	$983,326	23,835	$1,472,764
Scott A. Kingsley	6,671 6,476 7,602 6,306 3,198 2,496 0	0 0 1,901 4,200 4,796 9,980 13,456	$19.48 $27.36 $28.78 $29.79 $37.77 $35.36 $38.02	1/19/2020 1/19/2021 3/21/2022 1/19/2023 3/19/2024 3/18/2025 3/16/2026	7,292	$450,573	11,112	$686,610
Brian D. Donahue	5,535 5,149 14,978 5,483 5,298 6,081 5,124 2,600 1,895 0	0 0 0 0 0 1,521 3,413 3,897 7,579 10,218	$18.09 $18.08 $17.82 $19.48 $27.36 $28.78 $29.79 $37.77 $35.36 $38.02	1/16/2018 1/29/2019 4/22/2019 1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025 3/16/2026	5,657	$349,546	8,438	$521,384
George J. Getman	6,377 6,791 5,598 2,840 2,031 0	0 1,698 3,729 4,257 8,120 10,948	$27.36 $28.78 $29.79 $37.77 $35.36 $38.02	1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025 3/16/2026	6,108	$377,413	9,041	$558,644
Joseph F. Serbun	82 2,599 2,787 2,316 1,174 611 0	0 0 697 1,542 1,761 2,442 4,029	$19.48 $27.36 $28.78 $29.79 $37.77 $35.36 $38.02	1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025 3/16/2026	2,225	$137,483	3,328	$205,637

(1)	Stock options and restricted stock are not transferable.

(2)	Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period. For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2016, the final portion of the award vested on January 1, 2011).

(3)
Employee restricted stock generally vests in five equal installments over a five year period on either January 1 or March 1 of each year.  The restricted stock reflected in this column was granted on March 21, 2012, March 19, 2013, March 19, 2014, March 18, 2015 and March 16, 2016.

(4)	Based on the closing market value of the Company's common stock on December 31, 2016 of $61.79 per share, as reported on the NYSE for the last trading day of the year.

(5)
These shares are performance-based restricted stock granted to the named executives in March 2016.  The amount shown represents the maximum amount of shares that may be issued to the named executives upon achievement of the maximum performance criteria set for on pages 28-29.  The actual amount of restricted shares that may vest depends upon the satisfaction of the performance criteria which will be determined following the completion of the end of the three-year performance period ending on December 31, 2018.  The market value of this award was based on the closing market value of the Company's common stock on December 31, 2016 of $61.79 per share, as reported on the NYSE for the last trading day of the year.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2016.
OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark E. Tryniski	16,973	$1,569,261	14,489	$567,353
Scott A. Kingsley	4,825	$346,187	6,455	$252,714
Brian D. Donahue	8,084	$135,892	5,213	$204,162
George J. Getman	2,387	$174,354	5,724	$224,199
Joseph F. Serbun	380	$7,798	2,315	$90,782
(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS
The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives' individual supplemental retirement agreements.  Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	14	$1,127,708	$0
	Supplement Executive Retirement Agreement	14	$2,857,043	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	12	$783,443	$0
	Supplement Executive Retirement Agreement	12	$203,990	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	25	$2,229,990	$0
	Supplement Executive Retirement Agreement	25	$212,090	$0
George J. Getman	Community Bank System, Inc. Pension Plan	9	$604,725	$0
	Supplement Executive Retirement Agreement	9	$0	$0
Joseph F. Serbun	Community Bank System, Inc. Pension Plan	9	$125,191	$0

Pension Plan
The named executives participate in the Company's Pension Plan, as do the other salaried employees.  The majority of current plan participants' benefits are calculated under a cash balance formula.  The Pension Plan is a tax-qualified defined benefit pension plan.  In 2004, the Company transitioned to a cash balance formula for participants in the Pension Plan rather than a traditional defined benefits formula.  Under the traditional formula, eligible participants generally accrue benefits based on the participant's years of service and the participant's average annual compensation for the highest consecutive five years of plan participation.  Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.
Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance.  Each year a participant's cash balance account is increased by (i) service credits based on the participant's covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant's account balance as of the end of the prior year.  Service credits accrue at a rate between 5% and 6.10%, based on the participant's age and date of participation.  Effective March 1, 2010, cash balance plan participants accrue their pension benefits under a plan design called WRAP ("Worker Retirement Accumulation Plan").  Under this amended plan design, service credits are earned as described above under the pre-amendment plan formula.  Interest credits are no longer contributed to the cash balance plan but instead are contributed to each participants' account in the Company's 401(k) Plan.  Interest rates are determined each year and are not less than the yield on the 30-year Treasury Notes as of November of the prior year, nor more than 6%.  Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.
Supplemental Retirement Agreements
In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement ("SERP") that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  Messrs. Tryniski, Kingsley, Donahue, and Getman have entered into SERP agreements providing such post-retirement benefits.
Mark E. Tryniski.  Under Mr. Tryniski's SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski's years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The SERP benefit is then reduced by Mr. Tryniski's other company-provided retirement benefits. If Mr. Tryniski's employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Tryniski resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Tryniski as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive's entire benefit package and the level of retirement benefits which may be earned over the course of the executive's career.  Mr. Tryniski's SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive's life.
Scott A. Kingsley.  Under Mr. Kingsley's SERP, the Company has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Kingsley's years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under the Pension Plan.  If Mr. Kingsley's employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive's entire benefit package and the level of retirement benefits which may be earned over the course of the executive's career.  Mr. Kingsley's SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley's life.
Brian D. Donahue.  Under the terms of Mr. Donahue's SERP Agreement, the Company has agreed to provide Mr. Donahue with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Donahue's years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of any other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company's 401(k) Plan.  Mr. Donahue's retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Donahue elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Donahue's life.
George J. Getman.  Under the terms of Mr. Getman's SERP Agreement, the Company has agreed to provide Mr. Getman with an annual retirement benefit equal to the product of (i) 2.0%, times (ii) Mr. Getman's years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company's 401(k) Plan. Mr. Getman's retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Getman's life.

Nonqualified Deferred Compensation Plan
The following table shows the executive contribution, the Company's contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of the Company.
NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$44,972	$0	$333,049
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$20,000	$0	$43,008	$0	$402,686
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$17,500	$0	$13,392	$0	$62,800
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$25,000	$0	$22,613	$0	$222,699
Joseph F. Serbun	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$0	$0	$0

(1)	The amount in this column was also reported as "Salary" in the Summary Compensation Table.

Potential Payment on Termination or Change in Control
The Company has entered into employment agreements that provide severance benefits to certain named executives.  Under the terms of the respective named executive's agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control.  The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled "Employment Agreements."  Payments under the employment agreement may be made in a lump sum or in installments.  In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.
The following table describes the potential payments and benefits under the Company's compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2016 termination date.

Name	Expected Post-Termination Payments ($)	Incremental pension benefit (present value) ($)(1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration of Equity Awards ($)(2)	Total Termination Benefits ($)(3)
Mark E. Tryniski
Death	$186,234	$0	$0	$4,434,201	$4,620,435
Disability	372,469	0	0	4,434,201	4,806,670
Involuntary termination without cause	2,381,624	0	0	4,434,201	6,815,825
Involuntary or good reason termination after CIC	3,572,436	1,776,343	36,892	4,434,201	9,819,872
Scott A. Kingsley
Death	$108,530	$0	$0	$2,042,791	$2,151,321
Disability	217,060	0	0	2,042,791	2,259,851
Involuntary termination without cause	1,062,852	0	0	2,042,791	3,105,643
Involuntary or good reason termination after CIC	1,822,032	701,616	45,083	2,042,791	4,611,522
Brian D. Donahue
Death	$89,906	$0	$0	$1,574,471	$1,664,377
Disability	179,813	0	0	1,574,471	1,754,284
Involuntary termination without cause	1,179,627	0	0	1,574,471	2,754,098
Involuntary or good reason termination after CIC	1,509,375	0	31,174	1,574,471	3,115,020
George J. Getman
Death	$96,328	$0	$0	$1,696,373	$1,792,701
Disability	192,656	0	0	1,696,373	1,889,029
Involuntary termination without cause	943,359	0	0	1,696,373	2,639,732
Involuntary or good reason termination after CIC	1,617,186	87,888	43,136	1,696,373	3,444,583
Joseph F. Serbun
Death	$64,915	$0	$0	$620,968	$685,883
Disability	129,829	0	0	620,968	750,797
Involuntary Termination without cause	779,030	0	0	620,968	1,399,998
Involuntary or good reason termination after CIC	853,833	48,458	37,710	620,968	1,560,969
(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company's Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Tryniski's and Mr. Kingsley's agreements.

(2)	The amounts set forth in this column reflect the value (based on the closing market price of the Company's common stock on December 30, 2016 of $61.79 per share) of any unvested shares of restricted stock that would become vested upon termination and the intrinsic value of unvested stock options based on the closing market price of the Company's common stock on December 31, 2016 of $61.79 per share that would become vested upon termination.

(3)	The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company's Pension Plan, and distribution of plan balances under the Company's 401(k) Plan.

Employment Agreements
The Company has entered into employment agreements with the named executives as set forth and summarized below.  The employment agreements provide for payments, as set forth in the chart above, upon termination in certain situations where the executive is terminated prior to the expiration of the employee agreement.
Mark E. Tryniski.  The Company has an employment agreement with Mr. Tryniski that provides for his employment as the President and CEO of the Company and the Bank during the period from January 1, 2015 to December 31, 2017.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $725,000, which will be reviewed and may be adjusted in future years in accordance with the Company's regular payroll practices for executive employees.  Mr. Tryniski will be eligible to receive annual incentive compensation under the terms of the Company's MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski's death or disability.  The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Tryniski for "good reason" in certain situations (as defined in the employment agreement), equal to the greater of (i) 200% of the sum of Mr. Tryniski's annual base salary at the time of termination and the most recent payment to him under the Company's MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement.  Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.  If Mr. Tryniski's employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Scott A. Kingsley.  The Company has an employment agreement with Mr. Kingsley that provides for his continued employment from January 1, 2017 to December 31, 2019.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $446,057, which will be reviewed and may be adjusted in future years in accordance with the Company's regular payroll practices for executive employees.  Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley's death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Kingsley's annual base salary at the time of termination and the most recent payment to him under the Company's MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment.  Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.
Change in Control Provision.  If Mr. Kingsley's employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Brian D. Donahue.  The Company has an employment agreement with Mr. Donahue that provides for his continued employment from January 1, 2016 to December 31, 2018.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $359,625, which will be reviewed and may be increased in future years in accordance with the Company's regular payroll practices for executive employees.  Mr. Donahue will be eligible to receive annual incentive compensation under the terms of the Company's MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue's death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Donahue's annual base salary at the time of termination and the most recent payment to him under the Company's MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment.  Mr. Donahue is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.  If Mr. Donahue's employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
George J. Getman.  The Company has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2017 to December 31, 2019.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $395,908, which will be reviewed and may be increased in future years in accordance with the Company's regular payroll practices for executive employees.  Mr. Getman will be eligible to receive annual incentive compensation under the terms of the Company's MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman's death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Getman's annual base salary at the time of termination and the most recent payment to him under the Company's MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Getman through the unexpired term of his employment.  Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.  If Mr. Getman's employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Joseph F. Serbun.  The Company has an employment agreement with Mr. Serbun that provides for his continued employment from January 1, 2016 to December 31, 2018.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $260,000, which will be reviewed and may be increased in future years in accordance with the Company's regular payroll practices for executive employees.  Mr. Serbun will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Serbun's death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) one year of Mr. Serbun's annual base salary at the time of termination and the most recent payment to him under the Company's MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Serbun through the unexpired term of his employment.  Mr. Serbun is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.
Change in Control Provision.  If Mr. Serbun's employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to 2.5 times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company's website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print to any Shareholder who requests it, the Company's Audit and Compliance Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank.  The Company's management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process.  PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm for 2016, is responsible for expressing opinions on these financial statements and on the Company's internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB").  The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company's and the Bank's accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company's independent registered public accounting firm.
The Audit and Compliance Committee is currently comprised of three directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules.  In addition, each member of the Committee is financially literate and two of the Committee's members meet the NYSE standard of having "accounting or related financial management expertise."  In addition, the Board has determined that Edward S. Mucenski and John F. Whipple, Jr. are each qualified as an "audit committee financial expert" as defined by the SEC Rules.
In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company's 2016 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required by generally accepted auditing standards, as required by the standards of PCAOB, including the matters described in Audit Standard No. 16 Communications with Audit Committees, as adopted by the PCAOB.  The Committee regularly holds separate executive sessions at its meetings with the Company's independent registered public accounting firm, the chief risk officer, and the director of internal audit.
The Committee has also received the written disclosures and letter from the Company's independent registered public accounting firm as required by applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm its independence.  In concluding that the independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the independent registered public accounting firm as described in the section entitled "Fees Paid to PricewaterhouseCoopers LLP."  The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.
Edward S. Mucenski, Chair
John Parente
John F. Whipple, Jr

PROPOSAL TWO:  ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company is seeking a non-binding advisory vote from our Shareholders to approve the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules.  The compensation of our named executives is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and narrative disclosure contained on pages 20 to 44 of this Proxy Statement.  As discussed in those sections, the Board believes that the Company's executive compensation philosophy, guidelines and programs provide a strong link between executive compensation and the Company's short and long-term performance and creation of shareholder value.
For the year ended December 31, 2016, the Company produced very favorable operating results, including net income generation of $103.8 million.  Improved net interest income and non-interest income, disciplined management of operating expenses, and solid and favorable asset quality contributed to these strong results in 2016, as noted in the executive summary of the "Compensation Discussion and Analysis" section beginning on page 20.  The Company's total annualized shareholder returns as compared to bank-specific and general indices over multiple periods over the past 15 years are set forth below:
Total Shareholder Returns (1)(2)
	1 Year	5 Years	10 Years	15 Years
Community Bank System	59.0%	21.2%	14.6%	14.9%
S&P 600 Commercial Bank Index	44.7%	22.6%	3.1%	5.8%
KBW Regional Bank Index	40.4%	20.5%	5.6%	8.6%
S&P 500 Index	12.0%	14.6%	6.9%	6.7%
Dow Jones Industrial Average Index	16.5%	12.9%	7.5%	7.3%

(1)	Annual equivalent through December 31, 2016, including reinvestment of dividends.
(2)	Source: Bloomberg, L.P.

Other 2016 milestones include the increase in the Company's quarterly cash dividend to Shareholders by 3.3%, to $.0.32 per share, marking the 24th consecutive year of annual increases.  The Company's Compensation Committee considered the Company's overall levels of achievement of performance objectives, including the performance factors noted above, and approved 2016 compensation decisions reflective of the Company's strong operating performance in fiscal 2016.
The Company is asking the Shareholders to indicate their support for our executive pay program and policies as described in this Proxy Statement.  This Proposal, commonly known as a "Say-on-Pay" proposal, gives you as a Shareholder the opportunity to endorse or not endorse our executive pay program and policies through a non-binding advisory vote on the following resolution:
RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company's named executives, as described in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosures contained in this Proxy Statement.
The vote on this Proposal is advisory and non-binding.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  Last year, at the Annual Meeting of Shareholders held in May 2016, the Shareholders approved the Say-

on-Pay proposal with approximately 94% of the votes cast voting in favor of our executive compensation programs.
Vote Required
A majority of the votes present in person or represented by proxy at the Meeting is required to approve this Proposal No. 2.  Abstentions will have the same effect as votes against the Proposal.  Broker non-votes will have no effect on the vote for this Proposal.  If no voting instructions are given, the accompanying proxy will be voted for this Proposal No. 2.
Board Recommendation
The Board unanimously recommends a vote "FOR" this Proposal No. 2 to approve, on an advisory basis, the named executives' compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement.

PROPOSAL THREE:  ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company is seeking a non-binding advisory vote from the Shareholders with respect to this proposal, commonly known as a "say-when-on-pay" proposal, which provides Shareholders with the opportunity to advise the Board on how often the Company should conduct an advisory Shareholder vote on the compensation of our named executives pursuant to SEC rules.  We are required to seek an advisory Shareholder vote on the frequency of future say-on-pay proposals at least once every six years, although the Company may seek Shareholder input more frequently.
The Board believes that an annual advisory vote on the compensation of our named executives is an important aspect of Shareholder engagement.  An annual "say-on-pay" vote facilitates direct and regular Shareholder feedback on the Company's compensation policies, which the Board values in determining the Company's compensation philosophy and designing its pay practices.  Furthermore, the Board believes an advisory vote that occurs annually makes compensation more responsive to and reflective of the Shareholders' interests and concerns, and decreases the chances that poor compensation decisions in one year will have a continuing, long-term effect.  Accordingly, the Board recommends that the Shareholders vote for conducting an advisory vote on the compensation of the named executives every year, and thus continuing the Company's current practice.
It is expected that the next vote on a say-when-on-pay proposal will occur at the 2023 Annual Meeting of Shareholders.
The enclosed proxy card provides Shareholders four choices for voting on this item.  They can choose whether the say-on-pay vote should be conducted every year, every two years or every three years.  They may also abstain from voting on this item.  The Shareholders are not voting to approve or disapprove the Board's recommendation on this item.
Vote Required
The vote on this Proposal is advisory and non-binding.  Because the vote is advisory, it will not be binding upon the Board.  However, the Board values the opinions that the Shareholders express via their votes and will take into account the outcome of the vote when considering how frequently the Company should conduct an advisory vote on the compensation of its named executives.  Abstentions and broker non-votes will have no effect on the vote for this Proposal.  If no voting instructions are given, the accompanying proxy will be voted for one year for the frequency on the say on pay vote for this Proposal No. 3.
Board Recommendation
The Board unanimously recommends a vote of "ONE YEAR" for this Proposal No. 3.

PROPOSAL FOUR:  APPROVAL OF 2014 LONG-TERM INCENTIVE PLAN, AS AMENDED
We are asking the Shareholders to approve an amendment to the Community Bank System, Inc. 2014 Long-Term Incentive Plan (the "2014 Plan") to increase the number of shares authorized for issuance by an additional 1,000,000 shares.  Upon the recommendation of the Compensation Committee (the "Committee"), the Board unanimously adopted at its March 17, 2017 meeting, subject to Shareholder approval, the amendment and restatement of the 2014 Plan to increase the number of shares of common stock of the Company authorized for issuance under the 2014 Plan by 1,000,000.
The 2014 Plan is an important part of our pay-for-performance compensation program, and the Board recommends that the Shareholders approve this proposal.  Equity compensation is a significant component of the total compensation of the Company's executives, directors and other key employees, as well an important feature of the Company's broad-based compensation strategy, with approximately 189 participants, aligning the interests of participants and Shareholders and incentivizing participants to grow the value of the Company's stock.  As of March 20, 2017, under the 2004 Plan (defined below) and the 2014 Plan, options to purchase 1,833,293 shares of common stock and 235,378 shares of restricted stock were outstanding, with a weighted average exercise price of $30.10 and a weighted average remaining term of 6.90 years.
As of March 20, 2017, for number of shares of common stock available to be issued under the 2014 Plan is 708,553 shares of common stock, plus any shares of common stock subject to outstanding awards under the Company's predecessor 2004 Long Term Incentive Plan (the "2004 Plan") that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of common stock).  In light of the Company's compensation philosophy, we believe that the number of shares currently available for future grants under the 2014 Plan will be insufficient to satisfy the Company's future equity compensation needs.  Although share usage will depend upon and be influenced by a number of factors, such as the number of plan participants, stock price and the methodology used to establish the equity award mix, if this proposal to increase the number of shares authorized for issuance under the 2014 Plan by 1,000,000 shares is approved by the Shareholders, we expect to have sufficient shares for grants to be made over the next three years.
In determining the proposed share increase, the Board considered among other things, the Company's stock price and volatility, historical share usage (or burn rate), current overhang under the equity incentive plan, potential dilution, the existing terms of outstanding awards and assumptions regarding option exercise activity and forfeiture rate.  The Board also considered the advice and counsel of Pearl Meyer, its independent compensation consultant, to determine the appropriate amount of shares required to effectively administer the 2014 Plan over the next three years, as well as the advice and analysis of Alliance Advisors, LLC, the Company's proxy solicitor, with respect to addressing institutional shareholder concerns regarding equity plans and implications of the amendments to the 2014 Plan.
The Board recommends that Shareholders vote "FOR" this Proposal No. 4 to approve the 2014 Plan, as amended.

Highlights of the 2014 Plan and the Company's Granting Practices
Key features of the 2014 Plan and the Company's granting practices that reflect a commitment to sound corporate governance and effective management of incentive compensation include:
Feature	Description
Double Trigger Change in Control Acceleration
Awards do not vest automatically upon the occurrence of a change in control; accelerated vesting occurs only if the award holder also incurs a qualifying termination of employment in connection with the change in control, provided that the Committee may accelerate awards if the acquirer is not assuming or replacing such awards.

No Liberal Share Recycling
Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award and any shares subject to an option or SAR that are not issued in connection with settlement may not be used again for new grants.

Low Overhang	"Overhang" as of March 20, 2017 was 5.7%. If the 1,000,000 additional shares proposed to be authorized for grant by this proposal were included, overhang on that date would have been 7.6%.
Low Burn Rate	The three-year average burn rate is 1.36%.
Multi-Year Vesting Periods	Equity awards granted to the Company's CEO, other executives and employees generally vest over a five-year period.
Use of Performance Vesting	The Company grants multi-year performance vesting awards.
Dividends Accrue on Unvested Awards	Dividend equivalents and dividends on performance share awards are payable if and only to the extent that the underlying award vests.
No "Evergreen" Provision	There is no evergreen feature under which the shares authorized for issuance under the 2014 Plan can be automatically replenished.
No Repricing	The 2014 Plan prohibits the repricing of options or SARs without Shareholder approval.
Administered by an Independent Committee	The 2014 Plan is administered by the Committee. Each member of the Committee is deemed "independent" under the NYSE's listing standards.
Subject to Clawback Policy	All awards granted under the 2014 Plan are subject to forfeiture or repayment pursuant to the Company's clawback policy.
Ownership Guidelines	The Board has adopted stock ownership guidelines for senior executives and directors that require minimum share ownership levels.
Holding Requirements	Senior executive officers are required to retain shares received from option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements.
"Overhang" is the sum of the total number of shares (1) underlying all equity awards outstanding and (2) available for future award grants, divided by: the sum of the total number of shares (a) underlying all equity awards outstanding, (b) available for future award grants and (c) outstanding at the time of calculation.

The Company manages its long-term shareholder dilution by limiting the number of equity awards granted annually.  The Board carefully monitors our burn rate, dilution, and equity expense to ensure that the Company maximizes shareholder value by granting only the appropriate number of equity awards necessary to attract, reward, and retain employees.
The following table sets forth our historical burn rates and run rates for the past three fiscal years:
Year	Burn Rate(1)	Run Rate(2)
2016	1.79%	1.10%
2015	1.19%	0.87%
2014	1.09%	0.83%
Three-year average	1.36%	0.93%

(1)
The burn rate assumes a multiplier of 3 to 1 for full value awards; the burn rate = (the number of options granted) + (the number of full value awards granted x 3)/ weighted average shares outstanding.

(2)
The run rate assumes all options and full value awards count as one share; the run rate = (the number of options granted + the number of full value awards granted)/ weighted average shares outstanding.

Summary of the 2014 Plan
The following is a summary of the 2014 Plan as proposed to be amended, and is qualified by reference to the full text of the plan included as Appendix A.  The 2014 Plan provides the Company with the ability to offer equity-based compensation to its employees, directors and advisors in the form of qualified and nonqualified stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), deferred stock, performance shares, performance share units, performance units, other stock-based awards and cash-based awards.  These awards are designed to promote the long-term interests of the Company and its Shareholders by providing equity-based incentives to: (i) attract and retain employees, directors and consultants; (ii) provide an incentive to each award holder to increase the value of the Company's stock; (iii) provide strategic incentives through performance-based awards; and (iv) provide each award holder with a stake in the Company to align the interests of the award holder and the Company's Shareholders.  Currently, the Committee utilizes nonqualified options, restricted stock and performance shares as part of the Company's incentive compensation program.
Purpose.  The purpose of the 2014 Plan is to provide participants with equity-based interests in the Company to align their interest with those of the Shareholders.
Eligibility.  Awards may be made to the directors, officers and key employees of the Company and its subsidiaries and to advisors of the Company or the Board, as determined by the Committee.  In 2017, we anticipate that approximately 189 employees and directors will receive awards under the 2014 Plan.
Shares Available for Issuance.  Subject to authorized adjustments, the total number of shares of common stock that may be issued in connection with the 2014 Plan is 708,553 shares (consisting of the shares remaining available for grant under the 2004 Plan as of May 14, 2014, the 2014 Plan prior to its amendment and the 1,000,000 shares to be newly authorized by approval of this proposal), plus any shares of common stock subject to outstanding awards as of May 14, 2014 under the 2004 Plan that on or after May 14, 2014 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of common stock).  Shares subject to an award granted under the 2014 Plan that is forfeited or settled in cash will again be available for future awards under the 2014 Plan; however, the following shares may not be used again for new awards: (i) shares tendered or withheld for exercise price or tax withholding; (ii) shares repurchased on the open market with the proceeds of an option; or (iii) shares issued in connection with the settlement of an option or SAR. Authorized but unissued shares or treasury shares may be used to provide common stock for awards.  On a pro forma basis as of March 20, 2017, if this amendment is approved, the Company would have 1,708,553 shares available for new grants under the 2014 Plan.
Limits on Awards.  Subject to authorized adjustments, no more than 2,707,512 shares may be issued as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code ("ISOs").  In order for awards to qualify as "performance-based compensation" under Internal Revenue Code Section 162(m), the 2014 Plan also contains the following per-participant per-calendar year maximums on awards granted under the Plan, subject to authorized adjustments: (i) 150,000 shares with respect to options; (ii) 150,000 shares with respect to SARs; (iii) 75,000 shares or units with respect to Restricted Stock or RSUs; (iv) 75,000 shares with respect to deferred stock; (v) 75,000 shares or the value of 75,000 shares with respect to performance shares, performance share units and performance units; (vi) the greater of $3,000,000 or the value of 75,000 shares with respect to cash-based awards; and (vii) 75,000 shares with respect to other stock-based awards.
Adjustments for Certain Events.  The Committee will make proportional adjustments to the maximum number of shares of common stock that may be delivered under the 2014 Plan and to outstanding awards as the Committee determines is equitable to reflect certain events, including stock dividends, stock splits, spin-offs, rights offerings, recapitalizations, mergers, consolidations, reorganizations, liquidations or similar events.
Change in Control.  In the event a change in control occurs and awards granted pursuant to the 2014 Plan are not honored or assumed by the acquirer or the acquirer does not provide new alternative awards that are substantially equivalent to the unvested awards, the Committee may determine in good faith that the outstanding award will be settled in any of the following ways: (i) outstanding options and SARs will vest and become fully exercisable immediately prior to such change in control; (ii) any restrictions periods will lapse on Restricted Stock, RSUs, Deferred Stock and Other Stock Based Awards immediately prior to such change in control; (iii) shares underlying RSUs, deferred stock and other stock based awards will be issued to award holders immediately prior to such change in control; and/or (iv) each outstanding option, SAR, deferred stock award or other stock award will be cancelled in exchange for the payment to the award holders of an amount equal to the product of (a) in the case of options and SARs, the excess, if any, of the "Change in Control Price" (as defined in the Plan) over the exercise or grant price, for such option or SAR and (b) in the case of other awards granted pursuant to the 2014 Plan, the Change in Control Price multiplied by the aggregate number of shares of common stock covered by such award.  Except to the extent provided by the Committee at the time an award is made, if an award holder's employment is terminated within one year of a change in control for any reason other than death, disability, voluntary resignation without good reason or termination for cause, all outstanding awards held by such award holder will vest and their options will remain exercisable for up to one year.
Transferability.  Except to the extent provided by the Committee at the time an award is made, no award granted under the 2014 Plan, and no right or interest therein, is assignable or transferable by an award holder, except that ISOs may be transferred by will or the laws of descent and distribution.
Administration.  The 2014 Plan provides that the Committee will administer the Plan.  The Committee will consist of at least three members of the Board, each of whom (i) meet the independence requirements of the NYSE listing standards and any other applicable laws, rules and regulations governing independence; (ii) qualify as "non-employee directors" as defined in Section 16 of the Exchange Act; and (iii) qualify as "outside directors" under Section 162(m) of the Internal Revenue Code.  The Committee may delegate its authority, consistent with applicable law and Code requirements.  The Committee has the full power to interpret the 2014 Plan, and its determinations are final and binding.

Term; Amendment and Termination.  Unless terminated earlier by the Board, the 2014 Plan will terminate on May 14, 2024.  The Board may, at any time, amend or terminate the 2014 Plan, except that the following actions may not be taken without Shareholder approval (except in connection with certain authorized adjustments): (i) increase the number of shares that may be issued under the 2014 Plan; (ii) amend the terms of outstanding options or SARs to reduce the exercise price of such options or SARs; (iii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs; (iv) cancel outstanding options or SARs with an exercise price above the fair market value per share in exchange for cash or other securities; or (v) any other amendment that would require approval of the Shareholders under applicable law, regulation or NYSE listing requirements.
Elective Share Withholding.  A participant may elect to have shares withheld with a fair market value in an amount required to satisfy tax withholding requirements upon the exercise of an option or SAR, the vesting of restricted stock or RSUs, the achievement of performance goals related to performance shares, performance share units or performance units or any other taxable event in respect to an award granted under the 2014 Plan.
Clawback.  Under the Company's clawback policy, the Board will determine whether incentive-based compensation received by a senior executive or other employee who has engaged in fraud or intentional misconduct in connection with the restated financial statements would have been lower based upon the restated results and seek recoupment of such overpayment to the extent permitted by applicable law.  Any recoupment under the clawback policy may be in addition to any other disciplinary action the Board may determine, including the termination of employment.
Types of Awards.  Each award will be evidenced by an agreement between the Company and the recipient, and will contain such terms and provisions, consistent with the 2014 Plan, as the Committee may approve.
Stock Options.  Options granted under the 2014 Plan may be designated as either ISOs or nonqualified stock options.  The exercise price of an option will be at least 100% of the fair market value of the common stock on the date of grant (or 110% in the case of ISOs issued to a participant considered to own more than 10% of the combined voting power of the Company).  ISOs will be exercisable for such period or periods not in excess of 10 years after the date of grant as determined by the Committee, except that no ISO will be exercisable earlier than one year following the date the option is granted.  Nonqualified stock options will be exercisable for such period or periods as the Committee determines.  Subject to the Committee's authority, in its discretion, to accelerate the time at which an option becomes exercisable, any options not exercisable at the time of an award holder's termination will cease to be exercisable upon termination and any options that were exercisable will remain exercisable for up to three months (except in the case of a termination due to death or disability, in which case ISOs will remain exercisable for up to one year and nonqualified stock options will remain exercisable for up to two years). Options will be exercisable only upon the payment in full to the Company of the entire option exercise price (i) in cash, (ii) by the transfer to the Company of shares of common stock (at the fair market value thereof on the date of exercise), (iii) by a combination of such methods of payment or (iv) by any other lawful means of payment acceptable to the Committee.  Payment may not be made with stock issued by the Company upon prior exercise of an option unless the stock has been held for at least one year.
Stock Appreciation Rights.  A SAR entitles the holder to receive a payment equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price per share of the SAR.  The Committee may also authorize the surrender of the right to exercise all or a portion of an option that is exercisable at the time of surrender and the payment in exchange for the surrender of an amount up to the excess of the fair market value per share at the time of surrender of the shares covered by the option, or portion thereof, surrendered over the exercise price.
Restricted Stock; Restricted Stock Units.  An award of restricted stock consists of a specified number of shares of common stock that are transferred to a participant and an award of RSUs consists of an agreement to issue a specified number of shares of common stock or pay cash equal to the value of a specified number of shares, in each case subject to forfeiture under such conditions and for such periods of time as the Committee may determine.  A participant may vote and receive dividends on restricted stock, but may not sell, assign, transfer, pledge or otherwise encumber such restricted stock during the forfeiture period.  The Committee may also require that restricted stock be held in escrow until all restrictions and events of forfeiture have lapsed.  A recipient of an RSU has no ownership (including no voting or dividend rights) in the common stock that may be deliverable upon payment of the RSU.  The Committee has the authority to accelerate the time at which any or all restrictions applying to restricted stock or RSUs will lapse.  Unless provided otherwise by the Committee, upon death or termination due to disability prior to the expiration of the forfeiture period, the forfeiture period will lapse on the date of death or date of disability provided that such date is at least four years following the date of the award.
Deferred Stock.  Deferred stock may be granted in lieu of cash compensation for future services in the form of freely-transferable shares with delivery deferred for later distribution in accordance with the participant's election. Deferrals by directors will be governed by the terms of the Community Bank System, Inc. Deferred Compensation Plan for Directors.
Performance Shares, Performance Units and Performance Share Units. An award of performance shares consists of a stated number of shares of common stock that is forfeitable until the designated performance goals are achieved.  An award of performance share units consists of a contractual right to receive a stated number of shares of common stock or cash equal to the fair market value of such shares that is forfeitable until the designated performance goals are achieved.  An award of performance units consists of a contractual right to receive a cash-denominated amount that is payable in either cash or common stock that is forfeitable until the designated performance goals are achieved.  The Committee has discretion to determine the conditions of the awards, including the applicable performance period and specific performance goals.  The extent to which the performance goals are met during the performance periods established by the Committee will determine the number and/or value of performance units, performance share units or performance shares that will be paid.  Payment of the value of earned performance units, performance share units or performance shares after the end of the performance period will be made in cash or stock having an aggregate fair market value equal to the value of the performance units, performance share units or performance shares at the end of the performance period, or a combination of stock and cash.  Any dividends or dividend equivalent rights under such awards are paid to the participant only if the applicable performance goals are achieved.
Other Awards.  The 2014 Plan allows the Committee to grant cash-based and other stock-based awards, which may include grants of cash-based, equity-based or equity-related awards, including a grant of common stock or units based on shares of common stock or the payment of cash based on attainment of performance goals established by the Committee.
Dividend Equivalents.  The Committee may provide for dividend equivalents permitting participants to receive value equivalent to dividends paid on common stock underlying their awards.  Dividend equivalents are paid in cash or shares of common stock and only if the underlying award vests.  Dividend equivalents may not be granted with respect to options, SARs or RSUs.
Section 162(m); Performance Goals.  Internal Revenue Code Section 162(m) generally limits income tax deductions of publicly-traded companies to the extent total compensation for any covered executive officer exceeds $1 million in any one taxable year.  Under Section 162(m), the deduction limit does not apply to "performance-based" compensation that conforms to certain conditions stated under the Code and related regulations.  The 2014 Plan has been structured with the intent that awards granted under the 2014 Plan may meet the requirements for "performance-based" compensation.  Shareholder approval of the 2014 Plan will constitute approval of the performance goals and other material terms of the 2014 Plan so that awards granted under the plan may be eligible to qualify as "performance-based" compensation.
Options and SARs granted under the 2014 Plan are intended to qualify as "performance-based" under Section 162(m) so long as they are granted at an exercise price not less than the value of common stock on the grant date.  Other awards under the 2014 Plan may qualify as "performance-based" under Section 162(m) if they vest or become payable only upon attainment of pre-established performance goals.  These goals are established by the Committee based on one or more of the following measures: net earnings or net income (before or after taxes); earnings per share; earnings before taxes, depreciation and/or amortization; net sales or revenue growth (whether in general or by type of product or service or by type of customer); revenues or sales; net operating income (excluding acquisition expenses and other non-recurring charges); return measures (including, but not limited to, return on assets, regulatory capital, capital, invested capital, equity, sales or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); gross or operating margins; productivity and financial performance ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets and operating expenses; margins (including, but not limited to, net interest margin); completion of acquisitions of businesses or companies; completion of divestitures or assets sales; asset quality metrics; achievement of business operational objectives; operating efficiency; deposit market share; customer satisfaction; working capital targets and change in working capital; customer account growth and new account openings; or any one or a combination of any of the foregoing business criteria.  Performance goals may be measured solely on a corporate, subsidiary, business unit or other grouping basis, or a combination thereof.  Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure including published indexes.  Performance goals may be adjusted to include or exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Bank's annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses.  Awards that are intended to qualify as "performance-based compensation" may not be adjusted upward, but the Committee retains the discretion to adjust such awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
Plan Benefits
It is not possible at this time to determine the awards that will be made in the future under the 2014 Plan.  The following table provides information with respect to awards granted under the 2014 Plan for the fiscal year ended December 31, 2016.

Name and Position	Number of Shares Underlying Options	Number of Restricted Shares	Number of Shares Underlying Performance- Based Awards
Mark E. Tryniski (President, CEO and Director)	28,863	5,959	23,835
Scott Kingsley (EVP and CFO)	13,456	2,778	11,112
Brian D. Donahue (EVP and Chief Banking Officer)	10,218	2,110	8,438
George J. Getman (EVP and General Counsel)	10,948	2,260	9,041
Joseph F. Serbun (SVP and Chief Credit Officer)	4,029	832	3,328
All current executives officers as a group (1)	63.485	13,107	52,426
All directors (who are not officers) as a group	27,599	4,823	0
All other participants as a group	239,299	49,410	33,035

(1)	All current reporting officers under Section 16(a) of the Exchange Act.

Federal Income Tax Consequences
The following summary describes the principal federal income tax consequences of awards granted under the 2014 Plan as of the date of the proxy statement.  This summary is general and is not intended to cover all tax consequences that may apply to any particular participant in the 2014 Plan.  For example, this summary does not describe state or local tax consequences, nor does it discuss provisions of Section 409A of the Code, to the extent an award is subject to Section 409A and does not satisfy its requirements.
Upon Grant of Stock Options and SARs.  An award holder will not recognize any taxable income at the time an option or SAR is granted and the Company will not be entitled to a federal income tax deduction at that time.
Upon Exercise of Incentive Stock Options.  No ordinary income will be recognized by the holder of an ISO at the time of exercise.  The excess of the fair market value of the shares at the time of exercise over the aggregate option price will be an adjustment to alternative minimum taxable income for purposes of the federal "alternative minimum" tax at the date of exercise.  If the award holder holds the shares for the greater of two years after the date the option was granted and one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and the Company will not be entitled to a federal income tax deduction.  If the shares are disposed of in a sale, exchange or other "disqualifying disposition" within two years after the date of grant or within one year after the date of exercise, the award holder will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at a time of exercise over the aggregate option price (the bargain purchase element), and the Company will be entitled to a federal income tax equal to such amount.  The amount of any gain realized on a subsequent sale within the disqualifying period in excess of the bargain purchase element will be recognized as capital gain to the holder.  The Company will not be entitled to a federal income tax deduction for the capital gain amount.
Upon Exercise of Nonqualified Stock Options or SARs.  Upon the exercise of a nonqualified stock option or SAR, ordinary income will be recognized by the holder in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate exercise price.  The Company will be entitled to a corresponding federal income tax deduction.  Upon any subsequent sale of shares, the award holder will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of the subsequent sale of the shares.
Restricted Stock.  Unless a participant makes the election described below, a participant receiving a grant of Restricted Stock will not recognize income and the Company will not be allowed a deduction at the time such restricted stock are granted.  While the restrictions on the shares are in effect, a participant will recognize ordinary income equal to the amount of any dividends received.  When the restrictions on the shares are removed or lapse, the excess of the fair market value of the shares as of the date of grant over the amount paid, if any, by the participant for the shares will be ordinary income to the participant, and will be allowed as a deduction for federal income tax purposes to the Company.  Upon disposition of the shares, the gain or loss realized by the participant will be taxable as capital gain or loss.  However, by filing a Section 83(b) election with the IRS within 30 days after the date of grant, a participant's ordinary income will be determined as of the date of grant.  In such a case, the amount of ordinary income recognized by such a participant and deductible by the Company will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid, if any, by the participant for the shares.  If such election is made and a participant thereafter forfeits his or her stock, no deduction will be allowed for the amount previously included in such participant's income.
Restricted Stock Units.  Generally, a participant will not recognize any taxable income at the time an award of RSUs is granted, and the Company will not be entitled to a federal income tax deduction at that time.  A participant receiving RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Deferred Stock.  A participant will not recognize any taxable income at the time deferred stock is granted, and the Company will not be entitled to a federal income tax deduction at that time.  When shares of the Company's common stock are received by the participant in exchange for the Deferred Stock, the participant will recognize ordinary income equal to the fair market value of the shares received at that time, and the Company will be entitled to a corresponding federal income tax deduction.
Performance Shares, Performance Units and Performance Share Units.  A participant will not have any taxable income on the grant of performance shares, performance units or performance share units.  Upon the delivery of shares or payment of cash with respect to performance shares, performance units or performance share units, the participant generally will be required to include as ordinary income in the year of receipt an amount equal to the cash received and/or the fair market value of shares of stock received, and the Company will be entitled to a deduction in an amount equal to the same amount.  If shares of the Company's common stock are received in settlement of any performance shares, performance units or performance share units, then upon a subsequent disposition of such shares the participant will recognize capital gain or loss in an amount equal to the difference between the participant's basis in the shares sold and the total amount realized upon disposition.
Dividend Equivalent Rights.  Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the participant pursuant to the award.
Company Deductions.  As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the 2014 Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code.  The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute "excess parachute payments" under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20%

excise tax.  In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to each of certain executive officers, unless the compensation qualifies as "performance based" under Section 162(m) of the Code.  The Committee will determine in its discretion whether it intend an award to be "performance based" compensation.
Equity Compensation Plan Information
The following table provides information as of December 31, 2016 with respect to shares of common stock that may be issued under the Company's equity compensation plans:
Plan Category	Number of Securities to be Issued upon the Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1994 Long-Term Incentive Plan	12,883	$17.41	5,701
2004 Long-Term Incentive Plan	1,215,998	$26.51	48,830
2014 Long-Term Incentive Plan	780,941	$27.80	889,482
Equity compensation plans not approved by security holders	0	0	0
Total	2,009,822	$26.95	944,013

(1)	The number of securities includes 253,830 shares of unvested restricted stock.

In order to provide Shareholders with updated information with respect to the number of shares of common stock that may be issued under the Company's equity plans, the following table provides information as of March 20, 2017:
Plan Category	Number of Securities to be Issued upon the Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1994 Long-Term Incentive Plan	0	0	5,701
2004 Long-Term Incentive Plan	1,091,292	$27.48	48,830
2014 Long-Term Incentive Plan	977,379	$33.03	654,022
Equity compensation plans not approved by security holders	0	0	0
Total	2,068,671	$30.10	708,553

(1)	The number of securities includes 235,378 shares of unvested restricted stock.
(2)	As of March 20, 2017, under the 2004 Plan and the 2014 Plan, options to purchase 1,833,293 shares of common stock and 235,378 shares of restricted stock were outstanding, with a weighted average exercise price of $30.10 and a weighted average remaining term of 6.90 years.

Vote Required
The approval of the 2014 Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.
Board Recommendation
The Board recommends that Shareholders vote "FOR" this Proposal No. 4 to approve the 2014 Plan, as amended.  Proxies solicited by the Board will be voted in favor of Proposal No. 4 unless Shareholders specify otherwise.

PROPOSAL FIVE:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2016, the firm of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, was retained by the Audit and Compliance Committee of the Board to perform the annual integrated audit of the consolidated financial statements and internal controls over financial reporting of the Company and its subsidiaries.  The Audit and Compliance Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below in the section entitled "Fees Paid to PricewaterhouseCoopers LLP."
Following a review and assessment of the auditor's performance, independence, fees and other factors, the Audit and Compliance Committee has selected PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.  PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.  In reviewing the auditor's performance, the Committee reviews and discusses the auditor's most recent PCAOB inspection report and its system of quality control.  The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm.
Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is not required by the Company's bylaws or otherwise.  However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice.  If the Shareholders fail to ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit and Compliance Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.
Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.
Vote Required
The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.
Board Recommendation
The Board recommends that Shareholders vote "FOR" this Proposal No. 5 to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.  Proxies solicited by the Board will be voted in favor of Proposal No. 5 unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees (1)	$879,126	$644,489
Audit Related Fees (2)	48,100	51,000
Tax Fees (3)	38,500	47,000
All Other Fees (4)	3,888	3,888

(1)	Includes fees incurred in connection with the audits of Community Bank System, Inc., as well as $175,000 in 2016 related to the acquisition of Oneida Financial Corp.

(2)	Includes fees related to the Uniform Single Attestation Program for Mortgage Bankers, compliance with the requirements of the Consolidated Audit Guide for Audits of HUD Programs and the filing of a Form S-4 registration statement.

(3)	Includes tax preparation and compliance fees of $35,000 for 2016 and 2015, and fees incurred in connection with tax consultation related to acquisitions, tax planning, and other matters of $3,500 and $12,000 and for 2016 and 2015, respectively.

(4)	Represents subscription fees to Inform in 2016 and 2015, a PricewaterhouseCoopers LLP trademarked product.

Pursuant to the Audit and Compliance Committee Charter, the Company is required to obtain pre-approval by the Audit and Compliance Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law.  In accordance with this pre-approval policy, the Audit and Compliance Committee pre-approved all audit and non-audit services for fiscal 2015 and fiscal 2016.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and holders of more than 10% of the Company's common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such filings received by it and written representations of the Reporting Persons with respect to the fiscal year ended December 31, 2016, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2016 except for Director John Parente who had one Form 4 filing that was three days overdue reporting one purchase transaction.
SHAREHOLDER PROPOSALS
If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company's Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC for Shareholder proposals.  Shareholder proposals seeking inclusion in the proxy statement for the Company's 2018 Annual Meeting of Shareholders will not be deemed to be timely submitted pursuant to Rule 14a-8 unless they are received by the Company at its principal executive offices no later than December 1, 2017

The Company's Bylaws establish advance notice procedures with regard to Shareholder nominations to the Board and other Shareholder proposals that are not submitted for inclusion in the proxy statement, but that a Shareholder instead wishes to present directly at an annual meeting.  With respect to Director nominees, any nominations must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days' notice, the Shareholder's written nomination must be received no later than the close of business on the 10th day following the date on which the Company's notice is mailed) in order for the nomination to be considered timely, and the nomination must contain the information set forth in the Bylaws.  Written notice of such other Shareholder proposals that are to be presented at an annual meeting must be received by the Secretary of the Company no later than 45 days prior to the date of the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days' notice, the Shareholder's written notice must be received no later than the close of business on the 15th day following the date on which the Company's notice is mailed) in order to be considered timely, and must contain the information set forth in the Bylaws.
These advance notice provisions are in addition to, and separate from, the requirements that a Shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.  A proxy granted by a Shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance notice Bylaw provisions, subject to applicable rules of the SEC.  Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company at our principal executive offices.  Shareholders submitting Director nominations and proposals are urged to submit their nominations and proposals by certified mail, return receipt requested.
OTHER MATTERS
The Board of the Company is not aware of any other matters that may come before the Meeting.  However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date:  March 31, 2017
By Order of the Board of Directors

Danielle M. Cima
Secretary

Appendix A

COMMUNITY BANK SYSTEM, INC.

2014 LONG-TERM INCENTIVE PLAN, AS AMENDED

Table of Contents

1.	PREAMBLE......................................................................................................................................................	A-1
2.	PURPOSE.........................................................................................................................................................	A-1
3.	ELIGIBILITY....................................................................................................................................................	A-1
4.	DEFINITIONS...................................................................................................................................................	A-1
5.	SHARES AVAILABLE UNDER THE 2014 PLAN............................................................................................	A-4
6.	GRANTS OF OPTION RIGHTS GENERALLY.................................................................................................	A-5
7.	SPECIAL RULES FOR GRANTS OF INCENTIVE STOCK OPTIONS.............................................................	A-6
8.	SPECIAL RULES FOR GRANTS OF NONQUALIFIED STOCK OPTIONS.....................................................	A-7
9.	STOCK APPRECIATION RIGHTS...................................................................................................................	A-7
10.	RESTRICTED STOCK AWARDS.....................................................................................................................	A-7
11.	RESTRICTED STOCK UNIT AWARDS...........................................................................................................	A-8
12.	DEFERRED STOCK AWARDS........................................................................................................................	A-9
13.	PERFORMANCE SHARES, PERFORMANCE SHARE UNITS AND PERFORMANCE UNITS......................	A-9
14.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS..............................................................	A-9
15.	DIVIDEND EQUIVALENTS............................................................................................................................	A-10
16.	PERFORMANCE MEASURES.........................................................................................................................	A-10
17.	TRANSFERABILITY........................................................................................................................................	A-11
18.	ADJUSTMENTS...............................................................................................................................................	A-11
19.	CHANGE IN CONTROL...................................................................................................................................	A-12
20.	FRACTIONAL SHARES...................................................................................................................................	A-13
21.	ADMINISTRATION OF THE 2014 PLAN........................................................................................................	A-13
22.	AMENDMENTS, TERMINATION, ETC...........................................................................................................	A-15

i

COMMUNITY BANK SYSTEM, INC.

2014 LONG-TERM INCENTIVE PLAN, AS AMENDED

1.            Preamble.  The Board of Directors of Community Bank System, Inc. from time to time has adopted, and the shareholders of Community Bank System, Inc. have approved, various long-term incentive compensation programs that have authorized grants of incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock awards.  Most recently, the Board of Directors of Community Bank System, Inc. adopted, and the shareholders of Community Bank System, Inc. approved, the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program ("2004 Plan").  The 2004 Plan became effective as of July 1, 2004 and, consistent with Code limitations, provides that no rights may be granted pursuant to the 2004 Plan after June 30, 2014.
This document sets forth the terms of the Community Bank System, Inc. 2014 Long-Term Incentive Plan ("2014 Plan"), which became effective as of May 14, 2014, upon the approval of the 2014 Plan by the shareholders of Community Bank System, Inc., which shall become further amended and restated effective as of May 17, 2017, contingent upon the approval of the 2014 Plan by the shareholders of Community Bank System, Inc.  Options and other rights described in this 2014 Plan document shall be granted after May 14, 2014 in accordance with the terms of this 2014 Plan document.  Options and other rights granted pursuant to earlier programs shall continue to be governed by the applicable terms of the relevant program and grant instrument, unless expressly provided otherwise in this 2014 Plan.
2.            Purpose.  The purpose of the 2014 Plan is to promote the interests of the Bank and its shareholders by providing current and future directors, officers, key employees and advisors with an equity or equity-based interest in the Bank, so that the interests of such directors, officers, employees and advisors will be closely associated with the interests of shareholders by reinforcing the relationship between shareholder gains and compensation.  Rights granted pursuant to this 2014 Plan, which include stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, performance shares, performance share units, performance units, other stock-based awards, and cash-based awards, may also be used to attract, retain and motivate eligible individuals.
3.            Eligibility.  Directors, officers, and key employees of the Bank and its Subsidiaries, and Advisors to the Bank or the Board of Directors shall be eligible to participate in the 2014 Plan to the extent determined by the Committee in its sole discretion.  Employee participants shall be selected by the Committee based upon such factors as the employee's past and potential contributions to the success, profitability, and growth of the Bank.
4.            Definitions.  As used in this 2014 Plan,
(a)            "Advisor" shall mean any natural person who is engaged to render bona fide consulting or advisory services to the Bank or the Board of Directors, other than a person who provides such services in connection with the offer or sale of securities in a capital-raising transaction.
(b)            "Award" shall mean, individually or collectively, a grant under this 2014 Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Awards, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this 2014 Plan.
(c)            "Award Agreement" shall mean either (i) a written agreement entered into by the Bank and a Participant setting forth the terms and provisions applicable to an Award granted under this 2014 Plan, or (ii) a written or electronic statement issued by the Bank to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)            "Bank" shall mean Community Bank System, Inc.
(e)            "Board of Directors" shall mean the Board of Directors of the Bank.
(f)            "Change in Control Price" shall mean the price per share of Common Stock on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash, and if the entire offered price is payable only in cash, then it shall mean such cash amount per share of Common Stock.
(g)            "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this 2014 Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(h)            "Committee" shall mean the committee appointed by the Board of Directors to administer the 2014 Plan in accordance with Paragraph 21.
(i)              "Common Stock" shall mean the Common Stock, par value $1.00, of the Bank.
(j)              "Covered Employee" shall mean any salaried Eligible Employee who is or may become a "Covered Employee," as defined in Code Section 162(m), and who is designated, either as an individual employee or class of employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of a Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a "Covered Employee" under this 2014 Plan for such applicable Performance Period.
(k)            "Deferred Stock Award" shall mean an award of Common Stock to an Eligible Employee, Director or Advisor that is subject to the restrictions described in Paragraph 12.
(l)              "Director" shall mean a member of the Board of Directors.
(m)          "Eligible Employees" shall mean persons treated by the Bank for payroll and employment tax purposes as common law employees of the Bank or a Subsidiary and described in Paragraph 3.
(n)            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(o)            "Exercise Price" shall means the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option Right.
(p)            "Fair Market Value" shall mean a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock reported on the New York Stock Exchange ("NYSE") or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. In the event shares of Common Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
(q)            "Grant Price" shall mean the price established at the time of grant of a Stock Appreciation Right pursuant to Paragraph 9, and used to determine whether these is any payment due upon exercise of the Stock Appreciation Right.
(r)             "Incentive Stock Option" shall mean the right granted to an Eligible Employee to purchase Common Stock under this 2014 Plan, the grant, exercise and disposition of which are intended to comply with, and to be governed by, Code Section 422.
(s)            "Insider" shall mean an individual who is, on the relevant date, an officer or Director of the Bank, or more than ten percent (10%) beneficial owner of any class of the Bank's equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board of Directors in accordance with Section 16 of the Exchange Act.
(t)              "Nonqualified Stock Option" shall mean the right granted to an Eligible Employee, Director or Advisor to purchase Common Stock under this 2014 Plan, the grant, exercise and disposition of which are not intended to be subject to the requirements and limitations of Code Section 422.
(u)            "Optionee" shall mean the Eligible Employee, Director or Advisor to whom an Option Right is granted pursuant to an agreement evidencing an outstanding Incentive Stock Option or Nonqualified Stock Option.
(v)            "Option Right" shall mean the right to purchase a share of Common Stock upon exercise of an outstanding Incentive Stock Option or Nonqualified Stock Option.
(w)          "Other Stock-Based Award" shall mean an equity-based or equity-related Award not otherwise described by the terms of this 2014 Plan, granted pursuant to Paragraph 14.
(x)            "Participant" shall mean any Eligible Employee, Director or Advisor to whom an Award is granted and remains outstanding.
(y)            "Performance-Based Compensation" shall mean compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to "Covered Employees. Notwithstanding the foregoing, nothing in this 2014 Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
(z)            "Performance Measures" shall mean measures as described in Paragraph 16 on which the performance goals are based and which are approved by the Bank's shareholders pursuant to this 2014 Plan in order to qualify Awards as Performance-Based Compensation.
(aa)        "Performance Period" shall mean the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
(bb)        "Performance Share" shall mean a grant of a stated number of shares of Common Stock to a Participant under the 2014 Plan that is forfeitable by the Participant until attainment of the specified performance goals, or until otherwise determined by the Committee or in accordance with the 2014 Plan, subject to the continuous employment of the Participant through the applicable Performance Period.
(cc)        "Performance Share Unit" shall mean a Participant's contractual right to receive a stated number of Shares or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such Shares, under the 2014 Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the 2014 Plan, subject to the continuous employment of the Participant through the applicable Performance Period.
(dd)        "Performance Unit" shall mean a Participant's contractual right to receive a cash-denominated award, payable in cash or shares of Common Stock, under the 2014 Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the 2014 Plan, subject to the continuous employment of the Participant through the applicable Performance Period.
(ee)        "Restricted Stock Award" shall mean an award of Common Stock to an Eligible Employee or Advisor that is subject to the restrictions and vesting conditions described in Paragraph 10 and subject to tax under Code Section 83.
(ff)          "Restricted Stock Unit Award" shall mean the right to receive one or more payments described in Paragraph 11.  Restricted Stock Units represent a contingent right to receive a payment in the future; Restricted Stock Units are not subject to tax under Code Section 83 (because Restricted Stock Units are not property).
(gg)         "Stock Appreciation Right" shall mean the right to receive one or more payments described in Paragraph 9.
(hh)         "Subsidiary" shall mean any corporation in which (at the time of determination) the Bank owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.
5.            Shares Available Under the 2014 Plan.
(a)            The shares of Common Stock which may be made the subject of awards granted pursuant to this 2014 Plan may be either (i) shares of original issue, (ii) treasury shares, (iii) shares held in a grantor trust maintained by the Bank, or (iv) a combination of the foregoing.
(b)            Subject to adjustments in accordance with Paragraph 18 of this 2014 Plan, the maximum number of shares of Common Stock available for issuance to Participants under this 2014 Plan shall be (i) two million seven hundred seven thousand five hundred twelve (2,707,512) shares of Common Stock (consisting of the shares of Common Stock still available for grant under the 2004 Plan on May 14, 2014 plus new, additional shares authorized by the shareholders of the Bank with the shareholders' approval of this 2014 Plan), plus (ii) any shares of Common Stock subject to the outstanding awards as of May 14, 2014 under the 2004 Plan that on or after May 14, 2014 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of Common Stock).
(c)            From the total shares of Common Stock available for awards as described in subparagraph 5(b), and subject to adjustments in accordance with Paragraph 18 of this 2014 Plan, the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this 2014 Plan shall not exceed an aggregate of one million seven hundred seven thousand five hundred twelve (2,707,512) shares of Common Stock.
(d)            Notwithstanding any other term or provision of the 2014 Plan, if any shares of Common Stock covered by an award under the 2014 Plan, or any prior version of the program, are forfeited or an award is settled in cash or otherwise terminated without delivery of shares of Common Stock, then the shares of Common Stock covered by that award will again be available for future awards under the 2014 Plan.  However, the full number of Option Rights and Stock Appreciation Rights granted that are to be settled by the issuance of shares of Common Stock shall be counted against the number of shares of Common Stock available for award under the 2014 Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Option Rights or Stock Appreciation Rights.  Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on an Award issued under the 2014 Plan, shares of Common Stock tendered to pay the exercise price of an Award under the 2014 Plan, and shares of Common Stock repurchased on the open market with the proceeds of an Option Right exercise will no longer be eligible to be again available for grant under this 2014 Plan.
(e)            The following limits (each an "Annual Award Limit" and, collectively, "Annual Award Limits"), as adjusted pursuant to the terms of this 2014 Plan, shall apply to grants of such Awards under this 2014 Plan:
(1)	Option Rights: The maximum aggregate number of shares of Common Stock subject to Option Rights granted in any one calendar year to any one Participant shall be one hundred fifty thousand (150,000).
(2)	Stock Appreciation Rights: The maximum number of shares of Common Stock subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be one hundred fifty thousand (150,000).

(3)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one calendar year to any one Participant shall be seventy-five thousand (75,000).
(4)	Deferred Stock Awards: The maximum aggregate grant with respect to Awards of Deferred Stock Awards in any one calendar year to any one Participant shall be seventy-five thousand (75,000).
(5)	Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one calendar year shall be seventy-five thousand (75,000) shares of Common Stock, or equal to the value of seventy-five thousand (75,000) shares of Common Stock, determined as of the date of vesting or payout, as applicable.
(6)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one calendar year may not exceed the greater of three million dollars ($3,000,000) or the value of seventy-five thousand (75,000) shares of Common Stock, determined as of the date of vesting or payout, as applicable.
(7)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards in any one calendar year to any one Participant shall be seventy-five thousand (75,000) shares of Common Stock.
(f)            Except in connection with a corporate transaction involving the Bank (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities, or similar transaction(s)), the Bank may not, without obtaining shareholder approval:  (i) amend the terms of outstanding Option Rights or Stock Appreciation Rights to reduce the exercise price of such outstanding Option Rights or Stock Appreciation Rights; (ii) cancel outstanding Option Rights or Stock Appreciation Rights in exchange for Option Rights or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option Rights or Stock Appreciation Rights; or (iii) cancel outstanding Option Rights or Stock Appreciation Rights with an exercise price above the Fair Market Value per share in exchange for cash or other securities.
6.            Grants of Option Rights Generally.  The Committee, or the full Board of Directors, may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Option Rights to Directors, Eligible Employees or Advisors.  Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:
(a)            Each grant shall specify whether it is intended as a grant of Incentive Stock Options or Nonqualified Stock Options.
(b)            Each grant shall specify the number of shares of Common Stock to which it pertains.
(c)            Each grant shall specify an Exercise Price not less than 100 percent of the Fair Market Value per share of Common Stock on the date the Option Right is granted.
(d)            Successive grants may be made to the same Optionee whether or not any Option Rights previously granted to such Optionee remain unexercised.
(e)            Upon exercise of an Option Right, the entire Exercise Price shall be payable (i) in cash, (ii) by the transfer to the Bank by the Optionee of shares of Common Stock with a value (Fair Market Value per share times the number of shares) equal to the total Exercise Price, (iii) by a combination of such methods of payment described in (i) and (ii) above, or (iv) any other lawful means of payment acceptable to the Committee.  Payment may not be made with Common Stock issued to the Optionee by the Bank upon his or her prior exercise of an incentive stock option under this 2014 Plan or any other option plan unless the Common Stock received upon that prior exercise shall have been held by the Optionee for at least one year.
(f)            Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Bank by any officer designated by the Committee for this purpose and delivered to and accepted by the Optionee and shall contain such terms and provisions, consistent with this 2014 Plan, as the Committee may approve.
(g)            Except to the extent (i) approved in advance by holders of a majority of the shares of Common Stock of the Bank entitled to vote generally in the election of Directors, or (ii) provided in Paragraph 18, the Board of Directors and/or the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price or the Grant Price of any outstanding Option Right or Stock Appreciation Right or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Option Rights or Stock Appreciation Rights previously granted.
7.            Special Rules for Grants of Incentive Stock Options.
(a)            As provided in Paragraph 6(c), the Exercise Price of an Incentive Stock Option shall not be less than 100 percent of the Fair Market Value per share of Common Stock on the date of the grant of the option; provided, however, that, if an Incentive Stock Option is granted to any Eligible Employee who, immediately after such option is granted, is considered to own stock possessing more than ten percent of the combined voting power of all classes of stock of the Bank, or any of its subsidiaries, the Exercise Price per share shall be not less than 110 percent of the Fair Market Value per share of Common Stock on the date of the grant of the option, and such option may be exercised only within five years of the date of the grant.
(b)            The period of each Incentive Stock Option by its terms shall be not more than ten years from the date the Option Right is granted as specified by the Committee.
(c)            The Committee shall establish the time or times within the option period when the Incentive Stock Option may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that Incentive Stock Options shall not be exercisable earlier than one year, nor later than ten years, following the date the option is granted.  The date of grant of each Option Right shall be the date of its authorization by the Committee.
(d)            Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to any cause, including death or retirement, rights to exercise Incentive Stock Options shall cease, except for those which are exercisable as of the date of termination, and (ii) rights that are exercisable as of the date of termination shall remain exercisable for a period of three months following a termination of employment for any cause other than death or disability, and for a period of one year following a termination due to death or disability.  However, no Incentive Stock Option shall, in any event, be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may be specified in the Option Right.
(e)            No Incentive Stock Options shall be granted hereunder to any Optionee that would allow the aggregate fair market value (determined at the time the option is granted) of the stock subject of all post-1986 incentive stock options, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000.  The term "post-1986 incentive stock options" shall mean all rights, which are intended to be "incentive stock options" under the Code, granted on or after January 1, 1987 under any stock option plan of the Bank or its Subsidiaries.  If the Bank shall ever be deemed to have a "parent", as such term is used for purposes of Code Section 422, then rights intended to be "incentive stock options" under the Code, granted after January 1, 1987 under such parent's stock option plans, shall be included with the terms of the definition of "post-1986 incentive stock options".

8.            Special Rules for Grants of Nonqualified Stock Options.
(a)            Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to death or disability, rights to exercise Nonqualified Stock Options that are exercisable as of the date of termination shall remain exercisable for two years following termination, (ii) in the event of the Optionee's termination of employment due to any other reason, the rights to exercise Nonqualified Stock Options that are exercisable as of the date of termination shall remain exercisable for three months following termination, and (iii) the right to exercise Nonqualified Stock Options that are not exercisable as of the date of termination shall be forfeited.
(b)            The Bank shall not create any record or evidence of Common Stock ownership for an Optionee who exercises a Nonqualified Stock Option, unless payment of the required lawful withholding taxes has been made to the Bank by check, payroll deduction or other arrangements satisfactory to the Committee.
9.            Stock Appreciation Rights.
(a)            Upon such conditions and limitations it deems advisable, the Committee may authorize the grant of Stock Appreciation Rights with respect to one or more shares of Common Stock.  Upon the valid exercise of a vested Stock Appreciation Right, the holder of such Stock Appreciation Right shall receive a lump sum payment for each applicable share of Common Stock equal to the excess (if any) of (i) the Fair Market Value of one share of Common Stock on the date of exercise, over (ii) the Fair Market Value of one share of Common Stock on the date the Stock Appreciation Right was granted (or such higher value per share as may be determined by the Committee at the time of grant, i.e., the Grant Price).
(b)            Upon such conditions and limitations it deems advisable, the Committee also may authorize (i) the surrender of the right to exercise all or a portion of an Option Right granted under the 2014 Plan that is exercisable at the time of surrender, and (ii) the payment in exchange for the surrender of an amount of up to the excess of the Fair Market Value at the time of surrender of the shares covered by the Option Right, or portion thereof, surrendered over the Exercise Price of such shares.
10.        Restricted Stock Awards.
(a)            Shares of Common Stock granted pursuant to a Restricted Stock Award issued under the 2014 Plan shall not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, prior to the satisfaction of such performance, service and/or elapsed time conditions ("Vesting Conditions") as may be determined by the Committee in its absolute discretion.  Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, if the recipient's service with the Bank or any of its Subsidiaries terminates prior to the satisfaction of all of the Vesting Conditions for any reason other than death or disability, the recipient shall, on the date service terminates, forfeit and surrender to the Bank the number of shares of Common Stock with respect to which the Vesting Conditions have not been satisfied as of the date service terminates.  If Common Stock is forfeited, dividends paid on those shares prior to the date of forfeiture may be retained by the recipient.
(b)            Upon each grant of a Restricted Stock Award, the Committee shall fix the Vesting Conditions.  The Committee also shall determine the manner in which the grant recipient's contingent ownership of the awarded Common Stock shall be recorded until the Vesting Conditions have been satisfied.  If the Committee elects to issue certificates or use other records of ownership for the awarded shares of Common Stock, each certificate or other record of ownership of Common Stock shall bear a legend or other disclosure to reflect the Vesting Conditions until all of the Vesting Conditions are satisfied.  As a condition to issuance of Common Stock, the Committee may require the recipient to enter into an agreement providing for the Vesting Conditions and such other terms and conditions that it prescribes, including, but not limited to, a provision that Common Stock issued to the recipient may be held by an escrow agent until the Vesting Conditions are satisfied.  The Committee also may require a written representation by the recipient that he or she is acquiring the shares for investment.
(c)            When the Vesting Conditions with respect to shares of Common Stock held in escrow have been satisfied, a certificate or other record of ownership for such shares shall be issued or created, free of any escrow; such certificate or other record shall not bear a legend or other disclosure relating to the Vesting Conditions.
(d)            Each recipient shall agree, at the time he or she receives a Restricted Stock Award and as a condition thereof, to pay or make arrangements satisfactory to the Committee regarding the payment to the Bank of any federal, state or local taxes of any kind required by law to be withheld with respect to any award or with respect to the lapse of any restrictions on shares of restricted Common Stock awarded under this 2014 Plan, or the waiver of any forfeiture hereunder, and also shall agree that the Bank may, to the extent permitted by law, deduct such taxes from any payments of any kind due or to become due to such recipient from the Bank, sell by public or private sale, with ten days notice or such longer notice as may be required by applicable law, a sufficient number of shares of Common Stock so awarded in order to cover all or part of the amount required to be withheld, or pursue any other remedy at law or in equity.  In the event that the recipient of shares of Common Stock under this 2014 Plan shall fail to pay to the Bank all such federal, state and local taxes, or to make arrangements satisfactory to the Committee regarding the payment of such taxes, the shares to which such taxes relate shall be forfeited and returned to the Bank.
(e)            The Committee shall have the authority at any time to accelerate the time at which any or all of the Vesting Conditions or other restrictions set forth in this 2014 Plan with respect to any or all shares of restricted Common Stock awarded hereunder shall be satisfied or lapse.
(f)            Unless otherwise provided by the Committee at the time of grant, if a recipient dies, or terminates employment with the Bank because of disability before the satisfaction of all of the applicable Vesting Conditions, (i) the Vesting Conditions on any Common Stock owned by the recipient shall be considered satisfied on the date of death or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award, and (ii) if the date of death or disability is within four years of the date of the awards, the Committee, in its sole discretion, can waive the Vesting Conditions as to any or all of the stock.
11.        Restricted Stock Unit Awards.
(a)            Upon such conditions and limitations it deems advisable, including the imposition of one or more Vesting Conditions, the Committee may authorize the grant of Restricted Stock Units.  Upon or following the satisfaction of all of the applicable Vesting Conditions, the holder of such Restricted Stock Units shall receive one or more payments for each vested Restricted Stock Unit equal to the Fair Market Value per share of one share of Common Stock on the date as of which the last of the applicable Vesting Conditions was satisfied.
(b)            Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, if the recipient's service with the Bank or any of its Subsidiaries terminates prior to the satisfaction of all of the Vesting Conditions for any reason other than death or disability, the recipient shall, on the date service terminates, forfeit and surrender to the Bank the number of Restricted Stock Units with respect to which the Vesting Conditions have not been satisfied as of the date service terminates.
(c)            A recipient of Restricted Stock Units shall not be entitled to any dividends that might be payable with respect to Common Stock.
(d)            The Committee shall have the authority at any time to accelerate the time at which any or all of the Vesting Conditions or other restrictions set forth in this 2014 Plan with respect to any or all Restricted Stock Units awarded hereunder shall be satisfied or lapse.
(e)            Unless otherwise provided by the Committee at the time of grant, if a recipient dies, or terminates employment with the Bank because of disability before the satisfaction of all of the applicable Vesting Conditions, (i) the Vesting Conditions on any Restricted Stock Units held by the recipient shall be considered satisfied on the date of death or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award, and (ii) if the date of death or disability is within four years of the date of the awards, the Committee, in its sole discretion, can waive the Vesting Conditions as to any or all of the Restricted Stock Units.
12.        Deferred Stock Awards.  The Committee may make awards to Directors, Eligible Employees or Advisors, in lieu of cash compensation for future services, in the form of freely-transferable shares of Common Stock whose delivery is deferred for later distribution in accordance with the Director's, Eligible Employee's or Advisor's election.  A Director's deferral and distribution elections, as well as all other rights with respect to deferred Director compensation, shall be governed by the terms of the separate Community Bank System, Inc. Deferred Compensation Plan for Directors, as that plan may be amended from time to time.  Deferral and distribution elections by Eligible Employees and Advisors shall be made pursuant to such separate plans or agreements as shall be acceptable to the Committee in its sole discretion, taking into account the applicable provisions of Code Section 409A.
13.        Performance Shares, Performance Share Units and Performance Units.
(a)            Subject to the terms and provisions of this 2014 Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units and/or Performance Units to Eligible Employees, Directors and/or Advisors in such amounts and upon such terms as the Committee shall determine.
(b)            Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units and/or Performance Units that will be paid out to the Participant.
(c)            Subject to the terms of this 2014 Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
(d)            Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this 2014 Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period. Payment shall be made no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
14.        Cash-Based Awards and Other Stock-Based Awards
(a)            Subject to the terms and provisions of the 2014 Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Employees, Directors and/or Advisors in such amounts and upon such terms as the Committee may determine.
(b)            The Committee may grant to Eligible Employees, Directors and/or Advisors other types of equity-based or equity-related Awards not otherwise described by the terms of this 2014 Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
(c)            Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
(d)            Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. Payment shall be made no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended.
15.        Dividend Equivalents.
Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.  Notwithstanding the foregoing, if any Award for which dividend equivalents have been granted has its vesting or grant dependent upon the achievement of one or more Performance Measures, then the dividend equivalents shall accrue and only be paid to the extent the Award becomes earned and vested.  Under no circumstances may dividend equivalents be granted for any Option Right, Stock Appreciation Right, or Restricted Stock Units.
16.        Performance Measures.
(a)            The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:
1.	Net earnings or net income (before or after taxes);
2.	Earnings per share;
3.	Earnings before or after taxes, depreciation, and/or amortization;
4.	Net sales or revenue growth (whether in general or by type of product or service or by type of customer);
5.	Revenues or sales;
6.	Net operating profit;
7.	Net operating income (excluding acquisition expenses and other non-recurring charges);
8.	Return measures (including, but not limited to, return on assets, regulatory capital, capital, invested capital, equity, sales, or revenue);
9.	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
10.	Gross or operating margins;
11.	Productivity and financial performance ratios;
12.	Share price (including, but not limited to, growth measures and total shareholder return);
13.	Expense targets and operating expenses;
14.	Margins (including, but not limited to, net interest margin);
15.	Completion of acquisitions of business or companies;
16.	Completion of divestitures or asset sales;
17.	Asset quality metrics;

18.	Achievement of business operational objectives;
19.	Operating efficiency;
20.	Deposit market share;
21.	Customer satisfaction;
22.	Working capital targets and change in working capital;
23.	Customer account growth and new account openings; and
24.	Any one or a combination of any of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Bank, Subsidiary, and/or any affiliate of the Bank as a whole or any business unit of the Bank, Subsidiary, and/or affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Bank may select Performance Measure (12) above as compared to various stock market indices.  The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Paragraph 16(a).
(b)            The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Bank's annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
(c)            Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
(d)            In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on performance measures other than those set forth in Paragraph 16(a).
17.        Transferability.  No Incentive Stock Option shall be transferable by an Optionee other than by will or the laws of descent and distribution.  Incentive Stock Options shall be exercisable during the Optionee's lifetime only by the Optionee.  Other rights granted pursuant to this 2014 Plan also shall not be subject to assignment, alienation, lien, transfer, sale or exchange, except to the extent provided otherwise by the Committee at the time the right is granted.
18.        Adjustments.  The Committee shall make or provide for such adjustments in the maximum number of shares of Common Stock specified in Paragraph 5 of this 2014 Plan, in the numbers of shares of Common Stock covered by other rights granted hereunder, and in the prices per share applicable under all such rights, as the Committee determines is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Bank, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other transaction or event having an effect similar to any of the foregoing.

19.        Change in Control.
(a)            Unless otherwise provided by the Committee at the time of grant, in the event the employment of an Eligible Employee is terminated for any reason, including the Eligible Employee's voluntary termination for "good reason" (as defined in (c) below), but not including the Eligible Employee's voluntary termination without "good reason" or the Eligible Employee's termination for "cause" (as defined in (d) below), within one year following a "Change in Control" (as defined in (b) below):
(i)            all Option Rights and Stock Appreciation Rights granted to the Eligible Employee under this 2014 Plan prior to the date of termination, but not exercisable as of such date, shall become exercisable automatically as of the later of the date of termination or one year after the date the award was granted;
(ii)            any Option Right or Stock Appreciation Right that is exercisable as of the date of termination, or that becomes exercisable pursuant to (i) above, shall remain exercisable until the end of the exercise period provided in the original grant of the Option Right or Stock Appreciation Right (determined without regard to the Eligible Employee's termination of employment); and
(iii)            any Vesting Condition (with respect to a Restricted Stock Award or Restricted Stock Unit Award) that shall not have been satisfied as of the date of termination shall be deemed satisfied as of such date.
(b)            Notwithstanding Paragraph 19(a), if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that outstanding Awards under this 2014 Plan shall not be honored or assumed by the new employer, or that new rights that are not "substantially equivalent" (defined below) will be substituted therefore by the new employer, then, at the discretion of such Committee and unless otherwise specified in an Award Agreement, (i) all outstanding Option Rights and Stock Appreciation Rights shall vest and become fully exercisable immediately prior to such Change in Control, (ii) the restriction period on all outstanding Restricted Stock Awards, Restricted Stock Unit Awards, Deferred Stock Awards, and Other Stock-Based Awards shall lapse immediately prior to such Change in Control, (iii) shares of Common Stock underlying Awards of Restricted Stock Units, Deferred Stock Awards and Other Stock-Based Awards shall be issued to each Participant then holding such Award immediately prior to such Change in Control, and/or (iv) each outstanding Option Right, Stock Appreciation Right, Deferred Stock Award and/or Other Stock Award shall be cancelled in exchange for an amount equal to the product of (A)(i) in the case of Option Rights and Stock Appreciation Rights, the excess, if any, of the Change in Control Price over the Exercise Price or the Grant Price, for such Award, and (ii) in the case of other such Awards, the Change in Control Price, multiplied by (B) the aggregate number of shares of Common Stock covered by such Award.
For purposes of this Paragraph 19(b), a right that is to be substituted for an outstanding Award will be considered "substantially equivalent" only if the new right:
(i) is based on shares of common stock that are traded on an established U.S. securities market;
(ii) provides the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;
(iii) has substantially equivalent economic value to such Award (determined at the time of the Change in Control); and
(iv) has terms and conditions which provide that, in the event that the Participant suffers termination as specified in Paragraph 19(a) following the Change in Control, any conditions on the

Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be.
(c)            For purpose of this 2014 Plan, a "Change in Control" shall mean the occurrence of any one of the following events: (1) any "person" including a "group" as determined in accordance with the Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding securities; (2) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank; (3) the Bank is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former stockholders of the Bank, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation; (4) a tender offer or exchange offer is made and consummated for the ownership of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding voting securities; or (5) the Bank transfers substantially all of its assets to another corporation which is not controlled by the Bank.  The following events shall also constitute a "Change in Control" for purposes of this 2014 Plan: (i) the election of a director of the Bank who is not nominated by its Board of Directors; (ii) the approval, by the Bank's stockholders, of a proposal to pursue a transaction in which the Bank would not be the surviving or controlling entity.
(d)            For purposes of this Paragraph 19, "good reason" shall mean action taken by the Bank that results in:  (1) an involuntary and material adverse change in the Eligible Employee's title, duties, responsibilities, or total remuneration; (2) an involuntary and material relocation of the office from which the Eligible Employee is expected to perform the Eligible Employee's duties; or (3) an involuntary and material adverse change in the general working conditions (including travel requirements) applicable to the Eligible Employee.
(e)            Termination "for cause" for purposes of this Paragraph 19 shall include, but not be limited to, any of the following:  (1) any act of dishonesty, misconduct or fraud, acts of moral turpitude, or the commission of a felony; (2) unreasonable neglect or refusal to perform the duties assigned to the Eligible Employee, unless cured within 30 days; (3) breach of duty or obligation to the Bank or receipt of financial or other economic profit or gain as a result of or in any way arising out of the Eligible Employee's position with the Bank and failure to account to the Bank for such profits or other gains; or (4) disclosure of confidential or private Bank information or aiding a competitor of the Bank (or any affiliate of the Bank) to the detriment of the Bank (or any affiliate of the Bank).
20.        Fractional Shares.  The Bank shall not be required to issue any fractional shares of Common Stock pursuant to this 2014 Plan.  The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
21.        Administration of the 2014 Plan.
(a)            This 2014 Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors each of whom shall (i) meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board of Directors; (ii) qualify as "non-employee directors" as defined under Section 16 of the Exchange Act; and (iii) qualify as "outside directors" under Code Section 162(m).  Members of the Committee and the Chair of the Committee shall be appointed by the Board of Directors and may be replaced at any time by the Board of Directors.  At any time deemed necessary or appropriate by the Board of Directors, the full Board of Directors may act as the Committee. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Bank, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Bank, and all other interested individuals.
(b)            The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this 2014 Plan and any Award Agreement or other agreement or document ancillary to or in connection with this 2014 Plan, to determine eligibility for Awards and to adopt and interpret such rules, regulations, forms, instruments, and guidelines for administering this 2014 Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, (i) selecting Award recipients, (ii) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (iii) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Bank, (iv) construing any ambiguous provision of the 2014 Plan or any Award Agreement, (v) establishing and certifying satisfaction of performance goals for purposes of satisfying the requirements of Code Section 162(m), (vi) subject to Paragraph 22, adopting modifications and amendments to this 2014 Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Bank, its affiliates, and/or its Subsidiaries operate, and, (vii) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the 2014 Plan and/or any Award Agreement.
(c)            To the extent consistent with applicable Code requirements, including Code Section 162(m), the Committee may delegate to one or more of its members or to one or more officers of the Bank, and/or its Subsidiaries and affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this 2014 Plan.  The Committee may, by resolution, authorize one or more officers of the Bank to do one or both of the following on the same basis as can the Committee: (i) designate Eligible Employees to be recipients of Awards; and (ii) determine the size of any such Awards; provided, however, (I) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director, an Advisor or an Eligible Employee who is considered an Insider; (II) the resolution providing such authorization sets forth the total number of shares of Common Stock and/or Awards such officer(s) may grant; (III) the officer(s) shall report periodically to the Committee regarding the nature and scope of the shares of Common Stock and/or Awards granted pursuant to the authority delegated; and (IV) no delegation shall be effective to the extent inconsistent with applicable Code requirements, including Code Section 162(m).
(d)            Notwithstanding any other provision of this 2014 Plan, the Committee may impose such conditions on the exercise of any right granted hereunder (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of applicable law, including Section 16 (or any successor rule) of the Exchange Act.
(e)            The Bank shall have the power and the right to deduct or withhold, or require a Participant to remit to the Bank, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this 2014 Plan.
(f)            With respect to withholding required upon the exercise of Option Rights or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, Performance Share Units, or Performance Units, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Bank withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

22.        Amendments, Termination, Etc.
(a)            The Board of Directors and/or the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this 2014 Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by applicable law, regulation, or stock exchange rule. By accepting an Award under this 2014 Plan, a Participant agrees to any amendment made pursuant to this Paragraph 22 to any Award granted under the 2014 Plan without further consideration or action. This 2014 Plan, however, shall not be the exclusive means by which the Board of Directors or the Compensation Committee of the Board of Directors may authorize the grant of stock options, restricted stock or other equity, equity-based or incentive compensation.
(b)            The Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this 2014 Plan.  In the event of such cancellation, the Committee may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such Exercise Price and subject to the same terms and conditions as, under this 2014 Plan, would have been applicable had the canceled Option Rights not been granted.  The cancellation and granting of Option Rights pursuant to this Paragraph 22(b) shall be subject to compliance with the applicable limitations described in Paragraph 5(e).
(c)            In the case of any Option Right not immediately exercisable in full, the Committee in its discretion may accelerate the time at which the Option Right may be exercised, subject to the limitation described in Paragraph 7(c) and any applicable restrictions or limitations imposed by Code Section 409A.
(d)            Notwithstanding any other provision of the 2014 Plan to the contrary, (i) the 2014 Plan may be terminated at any time by resolutions of the Board of Directors, and (ii) no rights shall be granted pursuant to this 2014 Plan after May 14, 2024.
(e)            Notwithstanding any other provision of the 2014 Plan to the contrary (other than Paragraph 22(f)), no termination, amendment, suspension, or modification of the 2014 Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the 2014 Plan, without the written consent of the Participant holding such Award.
(f)            Notwithstanding any other provision of the 2014 Plan to the contrary, the Board of Directors may amend the 2014 Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the 2014 Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under the 2014 Plan, a Participant agrees to any amendment made pursuant to this Paragraph 22(f) to any Award granted under the 2014 Plan without further consideration or action.
(g)            The Board of Directors intends that awards granted pursuant to this 2014 Plan shall be exempt from, or satisfy the applicable requirements of, Code Section 409A.  The 2014 Plan shall be interpreted and applied to carry out such intent.  Accordingly, by way of example and not limitation, to the extent that Code Section 409A applies (i) distributions of benefits payable following an employee's termination of employment shall commence as of the date required by this 2014 Plan and any implementing award agreement or, if later, the earliest date permitted by Code Section 409A (generally six months after termination, if the employee is a "specified employee" within the meaning of Code Section 409A), and (ii) the phrase "termination of employment" (and similar terms and phrases) shall be construed to mean "separation from service" within the meaning of Code Section 409A.
(h)            The Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant's provision of services to the Bank, any affiliate of the Bank, and/or Subsidiary, violation of material Bank, any affiliate of the Bank, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Bank, its affiliates, and/or its Subsidiaries.
(i)              Any Award pursuant to this 2014 Plan shall be subject to the Bank's Policy on Recoupment of Incentive-Based Compensation in Restatement Situations, as in effect from time to time.
(j)              In the event that any one or more of the provisions of this 2014 Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
(k)             The 2014 Plan, the granting and exercising of Awards thereunder, and any obligations of the Bank under the 2014 Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Bank, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of shares of Common Stock under any Award or any other action permitted under the 2014 Plan to permit the Bank, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such shares of Common Stock or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules, and regulations. The Bank shall not be obligated by virtue of any provision of the 2014 Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Common Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Bank nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Common Stock issuable thereunder) that shall lapse because of such postponement.
(l)              Nothing in the 2014 Plan shall be construed to limit the right of the Bank to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the 2014 Plan.
(m)          Nothing in this 2014 Plan shall be construed to: (i) limit, impair, or otherwise affect the Bank's or a Subsidiary's or an affiliate's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Bank or a Subsidiary or an affiliate to take any action which such entity deems to be necessary or appropriate.
(n)            The Committee may postpone the exercising of Awards, the issuance or delivery of shares of Common Stock under any Award or any action permitted under the 2014 Plan to prevent the Bank or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an Incentive Stock Option, in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Bank, Subsidiary and/or affiliate of the Bank anticipates or reasonably should anticipate that, if the payment were made on such date, the Bank's, affiliate's and/or Subsidiary's deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m).
(o)            The Committee may require any individual receiving shares of Common Stock pursuant to an Award under this 2014 Plan to represent and warrant in writing that the individual is acquiring the shares of Common Stock for investment and without any present intention to sell or distribute such shares of Common Stock.

(p)            To the extent that this 2014 Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares of Common Stock may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
(q)            Participants shall have no right, title, or interest whatsoever in or to any investments that the Bank, and/or its Subsidiaries, and/or its affiliates may make to aid it in meeting its obligations under this 2014 Plan. Nothing contained in this 2014 Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Bank, its Subsidiaries, and/or its affiliates under this 2014 Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank, a Subsidiary, or an affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Bank, a Subsidiary, or an affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this 2014 Plan.
(r)             Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant's right under any such plan, policy or program.
(s)            To the extent permitted by applicable law, the Bank may (i) deliver by email or other electronic means (including posting on a web site maintained by the Bank or by a third party under contract with the Bank) all documents relating to the 2014 Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Bank is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable 2014 Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.
(t)             Notwithstanding any provision of the 2014 Plan to the contrary, the Bank, its affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the "Tax Laws") of any Award granted or any amounts paid to any Participant under the 2014 Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
(u)            Subject to requirements of Delaware state law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Bank to whom authority was delegated in accordance with this 2014 Plan, shall be indemnified and held harmless by the Bank against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this 2014 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Bank's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Bank's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank may have to indemnify them or hold them harmless.
(v)            This 2014 Plan shall be construed and governed in accordance with the laws of the State of Delaware.
(w)          The jurisdiction of any proceeding arising out of, or with respect to, this 2014 Plan shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County.  Each party shall be subject to the personal jurisdiction of the courts of New York State.

Community
BANK SYSTEM, INC.

The Directors and Officers of
COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for light refreshments at 12:00 PM
immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
Ventosa Vineyards
3440 Route 96A, Geneva, New York 14456
Wednesday, May 17, 2017 at 1:00 PM

Sally A. Steele
Chair

Mark E. Tryniski
President & CEO

0

PROXY

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
Dewitt, New York 13214-1883
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian M. Fancher and Danielle M. Cima, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the items on the reverse side and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 17, 2017 or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

COMMUNITY BANK SYSTEM, INC.

May 17, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until **11:59 PM EST** the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.communitybanksystem.com/docs.aspx?iid=100185

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430403030000001000 7 051717

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES, "FOR" PROPOSALS 2, 4 AND 5, AND "1 YEAR" FOR PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Advisory vote on executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	ABSTAIN
3. Advisory vote to determine the frequency of voting by shareholders on executive compensation.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To approve the Community Bank System, Inc. 2014 Long-Term Incentive Plan, as amended.	☐	☐	☐
5. Ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for 2017.	☐	☐	☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 4 AND 5, AND "1 YEAR" FOR PROPOSAL 3.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.